Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of October 28, 2009 (the “Agreement”), is executed by and between PRIMORIS SERVICES CORPORATION , a Delaware corporation (the “Borrower”), which has its chief executive office located at 26000 Commercentre Drive, Lake Forest, California 92630, and THE PRIVATEBANK AND TRUST COMPANY , (the “Bank”), whose address is 120 South LaSalle Street, Chicago, Illinois 60603, Chicago, Illinois 60603.

R E C I T A L S :

A.                                    The Borrower desires to borrow funds and obtain other financial accommodations from the Bank to provide for on-going working capital requirements and general corporate purposes.

B.                                     The Bank will be lending funds to the Borrower pursuant to Revolving Notes as described herein.

C.                                     The Revolving Loans, as defined herein, shall be secured by a first priority security interest in all the tangible and intangible property of the Borrower and each of its Subsidiaries.  The Revolving Loans shall also be secured by Guaranties and Security Agreements executed by each Subsidiary of the Borrower in favor of the Bank.

D.                                     Pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

A G R E E M E N T S :

Section 1.                                         DEFINITIONS .

1.1                                  Defined Terms .  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“ Account or Accounts “ shall have the meaning set forth in the UCC.

“ Affiliate “ of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, the foregoing and also any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“ Applicable Margin “ shall mean the rate per annum added to the Base Rate and/or LIBOR to determine the Revolving Interest Rate as determined by the ratio of Total Debt to Tangible Net Worth of the Borrower as of the last day of the prior fiscal quarter, as set forth below:

Pricing Matrix	Level I	Level II	Level III	Level IV
Total Senior Debt	<0.50:1	> 0.50:1&	> 1.0:1&<	> 1.50:1
Balance Sheet Leverage Ratio		<1.0:1	1.50:1

Base Rate Margin	0.25%	0.25%	0.50%	0.50%
LIBOR Margin	2.00%	2.25%	2.50%	2.75%
Letter of Credit Fee	1.75%	2.00%	2.25%	2.50%
Un-Used Fee A	0.40%	0.40%	0.50%	0.50%
Un-Used Fee B	0.15%	0.15%	0.15%	0.15%

The Applicable Margin as of the date hereof is Level II and shall be adjusted, upon receipt and verification of a compliance certificate, on the first day of each quarter based on the Total Debt to Tangible Net Worth of the Borrower as of the last day of the preceding quarter.

The Base Rate Margin and the LIBOR Margin will be reduced by 25 bps if the Borrower’s average deposit levels at the Bank exceed Ten Million and 00/100 Dollars ($10,000,000) in the previous calendar quarter.

“ Bank Product Agreements “ shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning Bank Products.

“ Bank Product Obligations “ shall mean (i) all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank, or (ii) all guarantees, fees and expenses owing by the Borrower to the Bank with regard to foreign subordinated debt made available to the Borrower by any Affiliate of the Bank, pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“ Bank Products “ shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“ Bankruptcy Code “ shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“ Base Rate “ shall mean the prime rate as announced by the Bank from time to time which shall remain fixed during any Interest Period.

“ Base Rate Loan “ means any Loan which bears interest at or by reference to the Base Rate.

“ Base Rate Margin “ shall have the meaning as set forth in the Applicable Margin.

“ Business Day “ shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“ Capital Expenditures “ shall mean all expenditures, net of sales, (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“ Capital Lease “ shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“ Capital Securities “ shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“ Capitalized Lease Obligations “ shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“ Cash Equivalent Investment “ shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than Five Hundred Thousand and 00/100 Dollars ($500,000,000)), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c) , which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a)  through (c)  above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) other short term liquid investments approved in writing by the Bank, (g) cash held outside the United States to be deposited in a bank rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., or any other bank acceptable to the Bank, (h) cash held within the United States to be invested in short term instruments for periods of less than 270 days and rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., to be held in an institution acceptable to the Bank, and (i) Fully FDIC-insured deposits (including CDARS deposits) held at any FDIC-insured bank.

“ Cash Proceeds “ shall have the meaning set forth in the UCC.

“ Change in Control “ shall mean if any party shall own and control, directly or indirectly, more of the outstanding Capital Securities of the Borrower than those Capital Securities that are owned and controlled, directly or indirectly, by Brian Pratt.  For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“ Chattel Paper “ shall have the meaning set forth in the UCC.

“ Collateral “ shall have the meaning set forth in Section 6.1 hereof.

“ Collateral Access Agreement “ shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property where the chief executive office of the Borrower is located or where the chief executive office of any Subsidiary is located acknowledges the Liens of the Bank and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“ Commercial Tort Claims “ shall have the meaning set forth in the UCC.

“ Control Agreements “ shall mean those agreements in form and substance acceptable to the Bank executed by the Borrower and any other banking institution(s) in favor of the Bank or any Subsidiary and any other banking institution(s)  which grants the Bank a security interest in the Account(s) held by the Borrower at such other banking institution(s) and any Subsidiary at such other banking institution(s).

“ Debt “ shall mean, as to any Person, without duplication, (a) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; and (b) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations.  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“ Default Rate “ shall mean a per annum rate of interest equal to the Base Rate  plus two percent (2%).

“ Deposit Accounts “ shall have the meaning set forth in the UCC.

“ Depreciation “ shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“ Documents “ shall have the meaning set forth in the UCC.

“ Electronic Chattel Paper “ shall have the meaning set forth in the UCC.

“ Employee Plan “ includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“ Environmental Laws “ shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ Equipment “ shall have the meaning set forth in the UCC.

“ ERISA “ shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ Excess Cash “ shall mean Cash Equivalent Investments in excess of Five Million and 00/100 Dollars ($5,000,000.00).

“ Event of Default “ shall mean any of the events or conditions which are set forth in Section 11 hereof.

“ Federal Funds Rate “ shall mean, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.  The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

“ Financial Assets “ shall have the meaning set forth in the UCC.

“ Fiscal Year “ means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on Borrower’s Fiscal Year End of each year.

“ Fixed Assets “ shall mean land and buildings, motor vehicles, furniture, office equipment, computers, fixtures and fittings, and plant and machinery.

“ GAAP “ shall mean generally accepted accounting principles as set forth from time to time by the Financial Accounting Standards Board in its Accounting Standards Codification and the rules and interpretive releases of the Securities and Exchange Commission under the authority of federal securities laws which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“ General Intangibles “ shall have the meaning set forth in the UCC.

“ Goods “ shall have the meaning set forth in the UCC.

“ Guarantor “ and “ Guarantors “ shall mean, respectively, each of and collectively, the following Persons:  ARB, Inc.; ARB Structures, Inc.; Cardinal Contractors, Inc.; Cardinal Mechanical, LP; Juniper Rock Corporation; OnQuest, Inc.; Stellaris, LLC; and any other Person signing a Guaranty.

“ Guaranties “ shall mean the joint and several Guaranties executed by each domestic Subsidiary of the Borrower in favor of the Bank.

“ Hazardous Substances “ shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“ Hedging Agreement “ shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“ Hedging Obligation “ shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“ Indemnified Party “ and “ Indemnified Parties “ shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“ Instruments “ shall have the meaning set forth in the UCC.

“ Intellectual Property “ shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“ Interest Charges “ shall mean, for any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

“ Interest Period “ shall mean successive one week, two week, one month, two month, three month or six month periods, beginning and ending as provided in this Agreement.

“ Inventory “ shall have the meaning set forth in the UCC.

“ Investment “ shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“ Investment Property “ shall have the meaning set forth in the UCC.

“ Letter of Credit “ and “ Letters of Credit “ shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and a Letter of Credit Application.

“ Letter of Credit Application “ shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

“ Letter of Credit Commitment “ shall mean, at any time, an amount equal to Fifteen Million and 00/100 Dollars ($15,000,000.00) which is a sub-limit of Revolving Loan A.

“ Letter of Credit Fee “ shall have the meaning set forth in Section 2.1(j) .

“ Letter of Credit Maturity Date “ shall mean the maturity date as set forth in the Master Letter of Credit Agreement.

“ Letter of Credit Obligations “ shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.7 , and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder.  For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“ Letter of Credit Rights “ shall have the meaning set forth in the UCC.

“ Liabilities “ shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“ LIBOR “ shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion.  The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“ LIBOR Loan “ or “ LIBOR Loans “ shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate.

“ LIBOR Margin “ shall have the meaning as set forth in the Applicable Margin.

“ LIBOR Rate “ shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin which LIBOR Rate shall remain fixed during such Interest Period.

“ Lien “ shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“ Loans “ shall mean the Revolving Loans made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

“ Loan Documents “ shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, the Guarantors or any of their Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“ Master Letter of Credit Agreement “ shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by the Bank at such time.

“ Material “ shall mean the description of any claim which could, if determined adversely, result in a Material Adverse Effect.

“ Material Adverse Effect “ shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties,  prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral,  (ii) the legality, validity, binding effect or enforceability against the Borrower and its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“ Noncash Proceeds “ shall have the meaning set forth in the UCC.

“ Non-Excluded Taxes “ shall have the meaning set forth in Section 2.7(a)  hereof.

“ Notes “ shall mean the Revolving Notes.

“ Obligations “ shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, any reimbursement obligations of the Borrower or any Subsidiary of the Borrower in respect of Letters of Credit, all Hedging Obligations of the Borrower or any Subsidiary of the Borrower which are owed to the Bank or any Affiliate of the Bank, and all Bank Product Obligations of the Borrower or any Subsidiary of the Borrower, and any and all other liabilities and obligations owed by the Borrower or any Subsidiary of the Borrower to the Bank or any Affiliate of the Bank from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

“ Obligor “ shall mean the Borrower, any Subsidiary of the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“ Organizational Identification Number “ means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“ Other Taxes “ shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“ Payment Intangibles “ shall have the meaning set forth in the UCC.

“ Permitted Liens “ shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Five Hundred Thousand and 00/100 Dollars ($500,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 10.8 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (f) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(h) , Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (h) Liens granted to the Bank hereunder and under the Loan Documents; (i) subject to the limitations set forth in Section 9.4 , Liens arising in connection with the incurrence of Capital Expenditures; and (j) Liens for certain Equipment as approved by the Bank.

“ Person “ shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“ Proceeds “ shall have the meaning set forth in the UCC.

“ Regulatory Change “ shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“ Revolving Interest Rate “ shall mean either LIBOR plus the Applicable Margin or Base Rate plus the Applicable Margin.

“ Revolving Loan “ and “ Revolving Loans “ shall mean, respectively, each loan and all outstanding loans made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement including Revolving Loan A and Revolving Loan B.

“ Revolving Loan Availability “ shall mean, at any time, an amount equal to the Revolving Loan Commitment minus the Letter of Credit Obligations minus outstanding Revolving Loans.

“ Revolving Loan A “ shall mean the Revolving Loan in the amount of the Revolving Loan A Commitment.

“ Revolving Loan B “ shall mean the Revolving Loan in the amount of the Revolving Loan B Commitment.

“ Revolving Loan A Commitment “ shall mean Twenty Million and 00/100 Dollars ($20,000,000.00).

“ Revolving Loan B Commitment “ shall mean Fifteen Million and 00/100 Dollars ($15,000,000.00).

“ Revolving Loan A Maturity Date “ shall mean October 28, 2012, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“ Revolving Loan B Maturity Date “ shall mean October 27, 2010, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“ Revolving Loan Maturity Dates “ shall mean Revolving Loan A Maturity Date and Revolving Loan B Maturity Date.

“ Revolving Notes “ shall mean revolving notes in the form prepared by and acceptable to the Bank, dated as of the date hereof, each in the amount of the Revolving Loan A Commitment and the Revolving Loan B Commitment and maturing on the Revolving Loan A Maturity Date and the Revolving Loan B Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“ Securities “ shall have the meaning set forth in the UCC.

“ Senior Debt “ shall mean all Debt of the Borrower and its Subsidiaries other than Subordinated Debt.

“ Software “ shall have the meaning set forth in the UCC.

“ Subordinated Debt “ shall mean that portion of the Debt of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Bank, including right and time of payment of principal and interest.

“ Subsidiary “ and “ Subsidiaries “ shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“ Supporting Obligations “ shall have the meaning set forth in the UCC.

“ Tangible Assets “ shall mean the total of all assets appearing on a balance sheet of the Borrower prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, officers or employees of the Borrower.

“ Tangible Net Worth “ shall mean at any time the total of Tangible Assets minus Liabilities plus Subordinated Debt.

“ Taxes “ shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“ Total Debt “ shall mean all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, excluding Debt of the Borrower to Subsidiaries and Debt of Subsidiaries to the Borrower or to other Subsidiaries .

“ UCC “ shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“ Unmatured Event of Default “ shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“ Un-Used Fee A “ shall have the meaning set forth in Section 8.23 hereof.

“ Un-Used Fee B “ shall have the meaning set forth in Section 8.24 hereof.

“ Un-Used Fees “ shall mean the Un-Used Fee A and the Un-Used Fee B.

“ Voidable Transfer “ shall have the meaning set forth in Section 13.21 hereof.

“ Wholly-Owned Subsidiary “ shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

1.2                                  Accounting Terms .  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3                                 Other Terms Defined in UCC .  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4                                 Other Interpretive Provisions .

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)                                 Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                 The term “including” is not limiting, and means “including, without limitation”.

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)                                 To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)                                 This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.                                             COMMITMENT OF THE BANK .

2.1.                               Revolving Commitment . The basic terms of the Revolving Commitment are as follows:

(a)                                   Amount ..  The amount of the Revolving Commitment is Thirty-Five Million and 00/100 Dollars ($35,000,000.00) (the “Revolving Commitment”), but that amount may be reduced and terminated pursuant to the provisions of this Agreement.  The Revolving Loan A Commitment is Twenty Million and 00/100 Dollars ($20,000,000.00) and the Revolving Loan B Commitment is Fifteen Million and 00/100 Dollars ($15,000,000.00).

(b)                                 Term ..  The Revolving Loan A Commitment shall terminate on the Revolving Loan A Maturity Date and the Revolving Loan B Commitment shall terminate on the Revolving Loan B Maturity Date.

(c)                                 Revolving Loans .  Pursuant to the terms of this Agreement and the Revolving Notes, Bank agrees that so long as the Revolving Commitment remains in effect, to grant Borrower such Revolving Loans as Borrower may from time to time request (“Revolving Loans”).   The Revolving Loans shall be used by the Borrower for the purpose of working capital and general corporate purposes.

(d)                                 Revolving Note .  The Revolving Loans shall be evidenced at all times by Revolving Notes executed and delivered by the Borrower, payable to the order of the Bank in a principal amount equal to the dollar amount of the Revolving Loan A Commitment and the Revolving Loan B Commitment as in effect at the execution and delivery of the Notes and being in the form prepared by and acceptable to the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Notes”).

(e)                                 Revolving Loan Interest and Payments .  The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate.  Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Base Rate Loans, shall be due and payable on the last Business Day of each month.  Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Dates. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Revolving Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(f)                                 Revolving Loan Principal Payments .

(i)                                 Revolving Loan Mandatory Payments .  All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Dates, unless payable sooner pursuant to the provisions of this Agreement.  In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess.

(ii)                                 Optional Prepayments .   The Borrower may from time to time prepay the Revolving Loans which are Base Rate Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Base Rate Loans shall include accrued interest on such Base Rate Loans to the date of such prepayment.

(g)                                 Revolving Loan Requests .  A Revolving Loan is properly requested if requested orally or in writing not later than 2:00 p.m. central of the Business Day upon which that Revolving Loan is to be made.  Each request for a Revolving Loan shall of itself constitute, both when made and when honored, a representation and warranty by Borrower to Bank that Borrower is entitled to obtain the requested Revolving Loan.  Bank is hereby directed, absent notice from Borrower to the contrary, to disburse the proceeds of each Revolving Loan to Borrower’s general checking account with Bank.  Bank shall have no duty to follow, nor any liability for, the application of any proceeds of any Revolving Loan.

(h)                                 Condition — No Default .  In addition to the provisions contained in the Revolving Notes, Borrower shall not be entitled to obtain any Revolving Loan under Section 2.1(c)  herein if:

(i)                                 any default under this Agreement or any other Loan Document shall then exist or would thereupon begin to exist;

(ii)                                 any representation or warranty made herein or in any Loan Document shall have ceased to be true and complete in any material respect; or

(iii)                                there shall have occurred any Material Adverse Effect on Borrower’s financial condition, properties or business since the date of Borrower’s most recent financial statements, if any, furnished to Bank pursuant to Section 8.8 ..

Each credit request, both when made and when honored, shall of itself constitute a continuing representation and warranty by Borrower that Borrower is entitled to obtain, and Bank is obligated to make, the requested Revolving Loan.

(i)                                 Amount ..  No Revolving Loan shall be made if, after giving effect thereto, the aggregate unpaid principal balance of the Revolving Loans would exceed either the amount of the Revolving Commitment minus the Revolving Loan Availability.

2.2.                               Letters of Credit .  Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of a Letter of Credit Application, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date.  The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary.  Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Base Rate Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern. The Borrower shall pay the Bank a Letter of Credit Fee as per the Applicable Margin.

2.3.                               Additional LIBOR Loan Provisions .

(a)                                 LIBOR Loan Prepayments .  Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time.  If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan.  The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(b)                                 LIBOR Unavailability .  If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c)                                 Regulatory Change .  In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Base Rate Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(d)                                 LIBOR Indemnity .  If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.4.                               Interest and Fee Computation; Collection of Funds .  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Principal payments submitted in funds not immediately available shall continue to bear interest until collected.  If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds.  All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority. The Borrower shall pay the Bank the Un-Used Fee A and the Un-Used Fee B as per the Applicable Margin, which Un-Used Fees shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2009, and on the Revolving Loan Maturity Date.  Issued but undrawn Letters of Credit will count as utilization for the purposes of calculating the Un-Used Fees.

2.5.                               Letters of Credit .  Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of a Letter of Credit Application, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date.  The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary.  Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Base Rate Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern. The Borrower shall pay the Bank a Letter of Credit Fee as per the Applicable Margin.

2.6.                               Taxes .

(a)                                 All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of Section 3.7(c) .

(b)                                  The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)                                  At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e)                                  The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.7.                              All Loans to Constitute Single Obligation .  The Loans shall constitute one general obligation of the Borrower, and shall be secured by Bank’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to Bank.

Section 3.                                             CONDITIONS OF BORROWING .

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1.                               Loan Documents .  The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)                                Loan Agreement .  Two copies of this Agreement duly executed by the Borrower.

(b)                                  Revolving Notes .  Revolving Notes duly executed by the Borrower, in the form prepared by and acceptable to the Bank.

(c)                                  Master Letter of Credit Agreement .  A Master Letter of Credit Agreement prepared by and acceptable to the Bank, duly executed by the Borrower in favor of the Bank.

(d)                                  Guaranties ..  Separate continuing unconditional joint and several Guaranties executed by each of the Guarantors to and for the benefit of the Bank.

(e)                                  Security Agreements .  Security Agreements executed by each of the Guarantors to and for the benefit of the Bank.

(f)                                  Collateral Access Agreement .  Collateral Access Agreements with respect to all properties with Stockdale Investment Group, Inc. as the landlord and commercially reasonable efforts to deliver by Closing a Collateral Access Agreement with respect to the Borrower’s chief executive offices.

(g)                                  UCC Financing Statements .  UCC Financing Statements which grant to Bank, upon filing in the appropriate locations, a first perfected security interest in the Collateral and UCC Financing Statements which grant to Bank, upon filing in the appropriate locations, a first perfected security interest in certain collateral, as determined by the Bank, of the Guarantors.

(h)                                  Search Results; Lien Terminations .  Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrower and any of its Subsidiaries under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), (iii) such other UCC termination statements as the Bank may reasonably request and (iv) copies of tax lien and pending suit and judgment search reports.

(i)                                  Organizational and Authorization Document .  Copies of (i) the Articles of Incorporation and Bylaws of the Borrower and each of its Subsidiaries; (ii) resolutions of the board of directors of the Borrower and each of its Subsidiaries approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrower and each of its Subsidiaries, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of incorporation of the Borrower and each of its Subsidiaries and in each other state requested by the Bank.

(j)                                  Insurance ..  Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6 , together with evidence that the Bank has been named as a lender’s loss payee on all related insurance policies.

(k)                                  Opinion of Counsel to the Borrower .  An opinion of counsel to the Borrower in form and substance acceptable to the Bank.

(l)                                  Additional Documents .  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.

3.2.                               Condition Subsequent .

(i)                                  Guaranties and Security Agreements .  The Borrower shall cause any and each domestic Subsidiary it acquires after the date of this Agreement to execute a Guaranty and Security Agreement in favor of the Bank and in form prepared by and acceptable to the Bank.

3.3.                              Event of Default .  Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.4.                              Material Adverse Effect .  The occurrence of any event having a Material Adverse Effect upon the Borrower.

3.5.                              Litigation ..  Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders having a Material Adverse Effect upon the Borrower.

3.6.                              Representations and Warranties .  Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Section 4.    NOTES EVIDENCING LOANS .

4.1.                              Revolving Notes .  The Revolving Loans shall be evidenced by the Revolving Notes.  At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

Section 5.                                             MANNER OF BORROWING .

5.1.                              Borrowing Procedures .  Each Revolving Loan may be advanced either as a Base Rate Loan or a LIBOR Loan.  Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case.  Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor.  The Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan.  The final Interest Period must be such that its expiration occurs on or before the Revolving Loan Maturity Date .   A request for a Base Rate Loan must be received by the Bank no later than 12:00 p.m. Chicago, Illinois time, on the day it is to be funded.  A request for a LIBOR Loan must be (i) received by the Bank no later than 12:00 p.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00).  The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.  The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

5.2.                              LIBOR Conversion and Continuation Procedures .  Each LIBOR Loan shall automatically renew for the Interest Period specified in the initial request received by the Bank pursuant to Section 5.1, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent written notice received by the Bank, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Base Rate Loan .  Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period.  Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.  Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day.   Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period, or to convert any such LIBOR Loan to a Base Rate Loan.  Such notice shall, in the case of a conversion to a Base Rate Loan, be given before 12:00 p.m., Chicago time, on the proposed date of such conversion, and in the case of conversion to a LIBOR Loan having a different Interest Period, be given before 12:00 p.m., Chicago time, at least three Business Days prior to the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii) the aggregate amount of Loans to be converted; (iii) the type of Loans resulting from the proposed conversion; and (iv) the duration of the requested Interest Period.  The Borrower may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Base Rate Rate plus Applicable Margin.

5.3.                              Letters of Credit .  All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank or otherwise payable pursuant to the Master Letter of Credit Agreement.  In addition to the foregoing, each standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to the LIBOR spread of the Applicable Margin based on the face amount of such standby Letter of Credit, payable by the Borrower prior to the issuance by the Bank of such Letter of Credit and annually thereafter, until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

5.4.                              Automatic Debit .  In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

5.5.                              Discretionary Disbursements .  The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid.  All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

Section 6.                                             SECURITY FOR THE OBLIGATIONS .

6.1.                              Security for Obligations .  As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer, deliver and grant to the Bank, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)                                  all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)                                  the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)                                  All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)                                 All Inventory, including raw materials, work-in-process and finished goods;

(iii)                              All Goods (other than Inventory), including embedded software, Equipment (excluding any Equipment subject to a Permitted Lien), and furniture;

(iv)                             Cash;

(v)                              All Software and computer programs;

(vi)                             All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vii)                          All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles;

(viii)                       All Hedging Obligations;

(ix)                              All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards; and

provided, however, that notwithstanding any of the other provisions set forth in this Section 6 , this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any requirements of any law, rule or regulation of a governmental authority; provided, further, that in no event shall the Collateral include equity securities in excess of shares or membership interest representing One Hundred Percent (100%) of the nonvoting stock or membership interests and Sixty-Five Percent (65%) of the total combined voting power of all classes of stock or membership interests entitled to vote of any foreign Subsidiary (excluding ARB ARENDAL), if such action would result in adverse, incremental tax liabilities under Section 956 of the Internal Revenue Code; provided, further, that the Collateral shall not include (i) any rights or interest in any contract, lease, permit, license, charter or license agreement entered into by Borrower prior to the date of this Agreement and covering personal property of the Borrower if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to the Bank is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained, or (ii) any intent-to-use trademark or service mark application contained in General Intangibles if granting a security interest would result in an assignment of such applications to the Bank upon an Event of Default that would be deemed to invalidate, void, cancel or abandon such applications, provided that, the foregoing exclusion shall in no way be construed (a) to apply if any described prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law, or (b) so as to limit, impair or otherwise affect the Bank’s continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (c) to limit, impair or otherwise affect the Bank’s continuing security interests in and liens upon any rights or interest of the Borrower in and to any proceeds from the sale, license, lease or other dispositions of any such contract, lease, permit, license, charter or license agreement, or stock, or (d) to include any intent-to-use trademark or service mark applications at such time as the same include an amendment or allege use or statement of use.

6.2.                              Other Collateral .  In addition, the Obligations are also secured by the Guaranties, Security Agreements and, if required pursuant to Section 12.5 hereof, Control Agreements.

6.3.                              Possession and Transfer of Collateral .  Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to the Bank pursuant to this Section 6).  The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations.  The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory in the ordinary course of business and may sell property, plant and Equipment in the ordinary course of business.

6.4.                              Financing Statements .  The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens.  The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Bank to file this Agreement as a financing statement in any jurisdiction.  The Borrower agrees to furnish any such information to the Bank promptly upon request.  The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.  In addition, the Borrower shall make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

6.5.                              Additional Collateral .  The Borrower shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral.  The Bank’s security interests in all of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.6.                              Preservation of the Collateral .  The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral.  The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7.                                  Other Actions as to any and all Collateral .   The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral, including (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance acceptable to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.  The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.8.                              Commercial Tort Claims .  If the Borrower shall at any time hold or acquire a Commercial Tort Claim of Five Hundred Thousand and 00/100 Dollars ($500,000.00), the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance acceptable to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

6.9.                              Electronic Chattel Paper and Transferable Records .  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 3.     REPRESENTATIONS AND WARRANTIES .

To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement:

7.1.                                  Borrower Organization and Name .  The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted and each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization.  The Borrower and each Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.  The Borrower’s Organizational Identification Number is XXXXXXX.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

7.2.                              Authorization ..  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents.  The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the articles of incorporation or bylaws of the Borrower.  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3.                               Validity and Binding Nature .  This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4.                               Consent; Absence of Breach .  The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of incorporation or bylaws of the Borrower or any of its Subsidiaries , or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its Subsidiaries or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries, other than Liens in favor of the Bank created pursuant to this Agreement.

7.5.                               Ownership of Properties; Liens .  The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6.                               Equity Ownership .  All issued and outstanding Capital Securities of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower and each of its Subsidiaries.

7.7.                               Intellectual Property .  The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

7.8.                               Financial Statements .  All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated.  Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

7.9.                               Litigation and Other Liabilities .  There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect upon the Borrower.  A schedule of all litigation which is not covered by the Borrower’s insurance policies is attached hereto as Schedule 7.9 . Other than any liability incident to such litigation or proceedings, the Borrower has no Material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8 ..

7.10.                         Event of Default .  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party .

7.11.                         Adverse Circumstances .  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12.                         Environmental Laws and Hazardous Substances .  The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates in any Material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder.  The Borrower will comply in all Material respects with all Environmental Laws and will obtain all Material licenses, permits certificates, approvals and similar authorizations thereunder.  To Borrower’s knowledge, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any Material non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter against the Borrower or its business, operations or assets or, to the Borrower’s knowledge, any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances.  The Borrower has no Material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.  Upon reasonable prior notice from the Bank, the Borrower further agrees to allow the Bank or its agent access to the properties of the Borrower and its Subsidiaries to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Bank that there is Material non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any Material non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13.                         Solvency, etc .  As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14.                         ERISA Obligations .  All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15.                         Labor Relations .  Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or threatened before any governmental authority.

7.16.                         Security Interest .  This Agreement creates a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Bank or delivery of such Collateral to the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17.                         Lending Relationship .  The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.  The Bank represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18.                         Business Loan .  The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq .., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

7.19.                         Taxes .  The Borrower has timely filed all Material tax returns and reports required by law to have been filed by it and has paid all Material taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien.  There is no controversy or objection pending, or, threatened in respect of any tax returns of the Borrower.  The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20.                         Compliance with Regulation U .  No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21.                         Governmental Regulation .  The Borrower , its Subsidiaries and any of the Guarantors are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22.                         Bank Accounts .  Other than as allowed pursuant to Section 8.3(d) , all Deposit Accounts and operating bank accounts of the Borrower and its Subsidiaries are located at the Bank.

7.23.                         Place of Business .  The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement and the other permanently occupied locations where the Borrower and its Subsidiaries conduct business, other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrower shall promptly notify the Bank of any change in such locations.   Upon reasonable request by the Bank, the Borrower shall provide the Bank with a list of locations of Collateral.

7.24.                         Complete Information .  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25.                         Subordinated Debt .  The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Bank.  The Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt.  The Borrower acknowledges that the Bank is entering into this Agreement and is making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 7.25 .

7.26.                         Guarantors .  Every domestic Subsidiary of the Borrower is a Guarantor and has executed a Guaranty and Security Agreement in favor of the Bank in form prepared by and acceptable to the Bank.

Section 8.    AFFIRMATIVE COVENANTS .

8.1.                               Compliance with Bank Regulatory Requirements; Increased Costs .  If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

8.2.                               Borrower Existence .  The Borrower shall and shall cause each of its Subsidiaries to at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Borrower is presently conducting.  If the Borrower does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Bank of such Organizational Identification Number.

8.3.                               Compliance With Laws .  The Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4.                               Payment of Taxes and Liabilities .  The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all Material property and other taxes, and all Material governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5.                               Maintain Property .  The Borrower shall and shall cause each of its Subsidiaries to at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  The Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment, including any Collateral, at all reasonable times subject to Section 8.12 hereof.

8.6.                               Maintain Insurance .  The Borrower shall at all times maintain , and cause each Subsidiary to maintain , with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance as is customarily maintained by companies similarly situated.  The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank. The Borrower shall cause each issuer of an insurance policy to provide the Bank with an endorsement (i) showing the Bank as lender’s loss payee with respect to each policy of property or casualty insurance; and (ii) providing that thirty (30) days notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.  The Borrower shall provide the Bank with an endorsement showing the Bank as lender’s loss payee on any business interruption insurance policy maintained by the Borrower.

In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable.  This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section.  If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the principal amount of the Loans owing hereunder.  The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

8.7.                               ERISA Liabilities; Employee Plans .  The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8.                               Financial Statements .  The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including:

(a)  promptly when available, and in any event, within ninety (90) days after the close of each of its fiscal years, a copy of (i) the annual audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, work in process reports, accounts receivable agings, accounts payable agings (if available), summary of litigation and claims, as the Bank may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Bank ; and (ii) financial forecasts, budgets and updates thereto and such other information (including nonfinancial information) as the Bank may request, in reasonable detail.

(b)  promptly when available, and in any event, within forty-five (45) days following the end of each fiscal quarter, a copy of the management prepared consolidated and consolidating financial statements of the Borrower and its Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended, work in process reports, accounts receivable aging reports, summary of litigation and claims and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer.

The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower.  The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

8.9.                               Guarantor Financial Information .  The Borrower shall furnish, or cause to be furnished, to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of each Guarantor.

The Borrower represents and warrants to the Bank that (i) each Guarantor shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and (ii) the Bank shall have the right at all times during business hours to inspect the books and records of each Guarantor and make extracts therefrom.

If the Borrower ceases to be publicly traded, then the Borrower agrees to advise the Bank immediately of any development, condition or event that may have a Material Adverse Effect on each Guarantor.

8.10.                         Supplemental Financial Statements .  The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

8.11.                         Covenant Compliance Certificate .  The Borrower shall, contemporaneously with the furnishing of the quarterly financial statements pursuant to Section 8.8(b) , deliver to the Bank a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.12.                         Field Audits .  The Borrower shall permit the Bank to inspect the Inventory, other Tangible Assets and/or other business operations of the Borrower and each Subsidiary, to perform appraisals of the Equipment of the Borrower and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion.  All such inspections or audits by the Bank shall be at the Borrower’s sole expense , provided, however, that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Bank for inspections or audits more frequently than once each fiscal year.

8.13.                         Other Reports .  The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may require.

8.14.                         Collateral Records .  The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral, including placing a legend, in form and content acceptable to the Bank, on all Chattel Paper created by the Borrower indicating that the Bank has a Lien in such Chattel Paper.

8.15.                         Intellectual Property .  The Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.16.                         Notice of Proceedings .  The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.17.                         Notice of Event of Default or Material Adverse Effect .  The Borrower shall,    immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.18.                         Environmental Matters .  If any Material release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall , or shall cause the applicable Subsidiary to , cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all Material respects with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Borrower shall , and shall cause each Subsidiary to , comply in all Material respects with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in Material compliance with Environmental Laws.

8.19.                         Further Assurances .  The Borrower shall take, and cause each Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and its Subsidiaries, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.20.                         Payroll Accounts .  The Borrower covenants and agrees that it shall not keep funds on deposit in its payroll account beyond what is necessary to fund one payroll period at a time.

8.21.                         Proceeds of Asset Sales .  Subject to the restrictions for Permitted Liens, any proceeds from the sale of assets must be paid to the Bank to reduce the outstanding Revolving Credit Loan.

8.22.                         Domestic Subsidiaries .  The Borrower covenants and agrees that it shall cause any and each domestic Subsidiary it acquires after the date of this Agreement to execute a Guaranty and Security Agreement in favor of the Bank and in form prepared by and acceptable to the Bank.

8.23.                         Un-Used Fee A .  The Borrower shall pay the Un-Used Fee A on the unused portion of the Revolving Loan A Commitment as per the Applicable Margin in accordance with Section 2.4 hereof.

8.24.                         Un-Used Fee B .   The Borrower shall pay the Un-Used Fee B on the unused portion of the Revolving Loan B Commitment as per the Applicable Margin in accordance with Section 2.4 hereof.

Section 9.   NEGATIVE COVENANTS .

9.1.                               Debt .  Except as permitted by Section 9.3 hereof, the Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)                                         the Obligations under this Agreement and the other Loan Documents;

(b)                                        obligations pursuant to Permitted Liens;

(c)                                         obligations of the Borrower for Taxes, assessments, municipal or other governmental charges;

(d)                                        obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(e)                                         Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f)                                           On balance sheet Debt described on Schedule 9.1 (and any extension, renewal or refinancing thereof subject to the prior written approval of the Bank), provided that total Debt for Capital Expenditures, previously financed Capital Expenditures or previously financed or re-financed Fixed Assets will not exceed Forty-Five Million and 00/100 Dollars ($45,000,000.00);

(g)                                        other unsecured Debt, in addition to the Debt listed above, in an aggregate amount outstanding at any time not to exceed One Million and 00/100 Dollars ($1,000,000.00); and

(h)                                        Subordinated Debt in an amount mutually acceptable to the Borrower and the Bank and on terms acceptable to the Bank.

9.2.                               Encumbrances .  Except as set forth on Schedule 9.2 , The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3.                               Investments .  The Borrower shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a)                                   contributions by the Borrower to the capital of any Subsidiary or Guarantor which has granted a first perfected security interest in all of its assets in favor of the Bank, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary;

(b)                                  Investments constituting Debt permitted by Section 9.1 ;

(c)                                   Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d)                                  Investments in any Subsidiary, Affiliate or third party entity, which is not either (a) Born Heaters Canada or (b) a Guarantor, shall be limited to an aggregate amount of Twelve Million and 00/100 Dollars ($12,000,000.00) as reported on the balance sheet of the Borrower.  For purposes of this Section 9.3(f) , Section 9.3(g)  and Section 9.3(h)  hereof, investments shall include accounts receivable, loans, guarantees, letters of credit or any contingent liability used to support obligations, equity investments or advances;

(e)                                   Using the definition of investments set forth in Section 9.3(d)  hereof, investments in Born Heaters Canada or any Guarantor;

(f)                                     Subject to the aggregate limitations set forth in Section 9.3(d)  hereof and using the definition of investments set forth in Section 9.3(d)  hereof, investments in ARB ECUADOR shall be limited to Six Million and 00/100 Dollars ($6,000,000.00); investments, in ARB ARENDAL shall be limited to Eight Million and 00/100 Dollars ($8,000,000.00); and investments in any new foreign entity created after the Closing shall be limited to Five Million and 00/100 Dollars ($5,000,000.00);

(g)                                  Excess Cash to be invested in instruments rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc.;

(h)                                  Advances and/or loans to employees or shareholders up to Five Hundred Thousand and 00/100 Dollars ($500,000.00);

(i)                                      Deposits and Investments held at the Bank; and

(j)                                      Fully FDIC-insured deposits (including CDARS deposits) held at any FDIC-insured bank.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4.                               Transfer; Merger; Sales .  The Borrower shall not and not permit any Subsidiary to without the prior written consent of the Bank, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary, (b) except as permitted by Section 6.3 hereof, sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

9.5.                               Issuance of Capital Securities .  The Borrower shall not and shall not permit any Subsidiary to issue any Capital Securities other than, so long as a Change of Control has not occurred, (a) any issuance of shares in the ordinary course of business, or (b) any issuance of shares of the Borrower’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, or (c) any issuance of Capital Securities by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 9.6 ..

9.6.                               Distributions ..  So long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower and any of its Subsidiaries may (a) make distributions of dividends including stock dividends, whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing.

9.7.                               Transactions with Affiliates .  The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

9.8.                               Unconditional Purchase Obligations .  The Borrower shall not and shall not permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9.                               Cancellation of Debt .  The Borrower shall not , and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10.                         Inconsistent Agreements .  The Borrower shall not and shall not permit any Subsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any Subsidiary from granting to the Bank a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11.                         Use of Proceeds .  Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by any Affiliate of the Bank.

9.12.                         Business Activities; Change of Legal Status and Organizational Documents .  The Borrower shall not and shall not permit any Subsidiary to (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Bank.

9.13.                         Domestic Subsidiaries .  Except as permitted pursuant to Section 9.4 , the Borrower shall not sell, liquidate or dissolve any domestic Subsidiary without the prior written consent of the Bank.

9.14.                         Foreign Subsidiaries .  The Borrower shall not sell, liquidate or dissolve any foreign Subsidiary without the prior written consent of the Bank.  The Borrower shall not pledge any of its interest in its foreign Subsidiaries to any Person other than the Bank.

9.15.                         Permitted Liens .  The Borrower shall not incur any second lien against any Permitted Lien.

Section 10.    FINANCIAL COVENANTS .

10.1.                         Tangible Net Worth .  As of the end of each of its fiscal quarters, the Borrower shall maintain a Tangible Net Worth of Eighty-Five Percent (85%) of the Tangible Net Worth as of the most recent quarterly reporting period with such Tangible Net Worth to be in an amount no less than Forty-Nine Million and 00/100 Dollars ($49,000,000.00).

10.2.                         Total Debt to Tangible Net Worth .  As of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of Total Debt to Tangible Net Worth of not greater than 1.75 to 1.00.

10.3.                         Debt Service Coverage .  On a rolling four quarter basis and as of the end of each of its fiscal quarters, the Borrower shall maintain a ratio of (a) pre-tax income from the Borrower’s operations for such period plus Interest Charges for such period, plus the amount of noncash charges for Depreciation for such period, to (b) Interest Charges for such period plus the aggregate amount of principal payments on Debt for such period, of not less than 1.25 to 1.00.

10.4.                         Capital Expenditure Limitations .  On a rolling four quarter basis and as of the end of each of its fiscal quarters, the Borrower shall not incur Capital Expenditures in an amount greater than Twelve Million and 00/100 Dollars ($12,000,000.00) in the aggregate in any one Fiscal Year.  However, for Fiscal Year 2009, up to Ten Million and 00/100 Dollars ($10,000,000.00) of Capital Expenditures associated with (i) the Borrower’s purchase of a yard near Los Angeles to house certain pieces of equipment and (ii) the Borrower’s purchase of a rock quarry and related equipment shall be excluded from this Capital Expenditure Limitations covenant.

Section 11.                                       EVENTS OF DEFAULT .

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1.                         Nonpayment of Obligations .  Any principal amount due and owing on any Revolving Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due and any interest due and owing on any Note is not paid within five days after it is due.

11.2.                         Misrepresentation ..  Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3.                         Nonperformance ..  Other than default for nonpayment of Obligations as set forth in Section 11.1 hereof, any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement, or in the other Loan Documents or any other agreement with the Bank and such failure to perform or default in the performance continues for 15 days following written notice of default from the Bank.

11.4.                         Default under Loan Documents .  Other than default for nonpayment of Obligations as set forth in Section 11.1 hereof, a default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations and such default under any of the Loan Documents continues for 15 days.

11.5.                         Default under Other Debt .  Any default by any Obligor in the payment of any Debt in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6.                         Other Material Obligations .  Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.7.                         Bankruptcy, Insolvency, etc.   Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8.                         Judgments ..  The entry of any final judgment, decree, levy, attachment, garnishment or other process in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or the filing of any Lien in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) against any Obligor which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged.

11.9.                         Collateral Impairment .  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any Material portion of the Collateral or any Material portion of any other collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any Material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any Material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

11.10.                   Material Adverse Effect .  The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

11.11.                   Guaranty ..  There is a discontinuance by any of the Guarantors of any of the Guaranties, or any of the Guarantors shall contest the validity of such Guaranty.

11.12.                   Subordinated Debt .  The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect.  The Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

11.13.                   Change of Control .  The occurrence of a Change of Control.

Section 12.    REMEDIES .

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7 , all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank.  The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower or any of the Guarantors or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing:

12.1.                         Possession and Assembly of Collateral .  The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Bank.  At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2.                         Sale of Collateral .  The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale.  The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate.  The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3.        Standards for Exercising Remedies .   To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4.        UCC and Offset Rights .  The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5.        Additional Remedies .  The Bank shall have the right and power to:

(a)           instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)           enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)           take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)           extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)           grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)            transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)           vote the Collateral;

(h)           make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations;

(i)            at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under any Note or under any of the other Obligations; and

(j)            advise the Borrower whether to deposit cash as necessary into the Borrower’s account at the Bank or whether to execute, within ten business days of such Event of Default or Unmatured Event of Default, Control Agreements(s) with respect to Cash Equivalent Investments.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6.        Attorney-in-Fact .  Upon the occurrence and during the continuation of an Event of Default, the Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7.        No Marshaling .  The Bank shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8.        Application of Proceeds .  The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby.  The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower.  Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9.        No Waiver .  No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.10.      Letters of Credit .  With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrower shall at such time deposit in a cash collateral account opened by the Bank an amount equal to the Letter of Credit Obligations then outstanding.  Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Bank may, in its sole discretion, from time to time elect.  After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

Section 13.             MISCELLANEOUS .

13.1.        Obligations Absolute .  None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a)   acceptance or retention by the Bank of other property or any interest in property  as security for the Obligations;

(b)  release by the Bank of any of the Borrower  or the Guarantors or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)   release, extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors of the Obligations; or

(d)   failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2.        Entire Agreement .  This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank.  No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein.  This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

13.3.        Amendments; Waivers .  No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4.        WAIVER OF DEFENSES .  THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT.  PROVIDED THE BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5.        FORUM SELECTION AND CONSENT TO JURISDICTION .  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6.   WAIVER OF JURY TRIAL .  THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.7.        Assignability .  The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral; provided, however, that if an Event of Default does not exist, the Bank shall not make such assignment without the prior written consent of the Borrower.  In addition, the Bank may at any time sell one or more participations in the Loans.  The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank.  This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8.        Confirmations .  The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9.        Confidentiality .  The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrower, including all information designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

13.10.      Binding Effect .  This Agreement shall become effective upon execution by the Borrower and the Bank.  If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11.      Governing Law .  This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12.      Enforceability .  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13.      Survival of Borrower Representations .  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash.  The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.14.      Extensions of Bank’s Commitment .  This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for any Note.

13.15.      Time of Essence .  Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.16.      Counterparts; Facsimile Signatures .  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

13.17.      Notices .  Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder.  All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrower:		Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, California 92630
	Attention:	Peter J. Moerbeek
John M. Perisich, Esq.

To the Bank:		The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Steve Trepiccione
Managing Director, Construction and Engineering

With copy to:		O’Keefe Lyons & Hynes, LLC
30 North LaSalle Street, Suite 4100
Chicago, Illinois 60602
Attention: James E. Carroll, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.  All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.18.      Release of Claims Against Bank .  In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank.  The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

13.19.      Costs, Fees and Expenses .  The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand.  If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

13.20.      Indemnification .  The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21.      Revival and Reinstatement of Obligations .  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22.    Customer Identification - USA Patriot Act Notice .  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

PRIMORIS SERVICES CORPORATION ,
a Delaware corporation

By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer

Agreed and accepted:

THE PRIVATEBANK AND TRUST COMPANY

By:	/s/ Steve Trepiccione
Steve Trepiccione
Managing Director, Construction and Engineering

SCHEDULE 7.9

None.

SCHEDULE 7.23

26000 Commercentre Drive
Lake Forest, California 92630

SCHEDULE 9.1

See following pages

SCHEDULE 9.1 - DEBT

Lender	Original amount	Interest rate	Inception	Term (months)	Months remain	Pro forma L/T balance 09/30/09	Pro forma current 09/30/09	Monthly payments	EBO/Residual	Early Buy- Out Date	Notification Date 90 days prior to EBO	Notification Date 180 days prior to EBO
ARB

Bank of America	8,494,847	5.89%	Jul-09	60	58	6,729,832	1,520,217	163,795
Bank of America	2,375,855	5.51%	Sep-09	60	60	1,951,442	424,413	45,393

ARB -Balance sheet debt						8,681,274	1,944,630	209,188

STELLARIS
CAT Financial	4,469,899	5.30%	Jun-07	60	33	1,706,247	906,407	84,967
GE Capital	4,793,320	5.54%	Mar-08	60	42	3,343,019	623,503	68,965
Key Bank	2,100,300	5.86%	Dec-07	24	3	—	504,184	82,620	262,538	12/21/09	09/21/09		90 days prior to exp.
GE CAPITAL (Citi)	2,282,390	5.48%	Jan-08	24	4	—	588,530	87,025	342,358	01/01/10	10/01/09		90 days prior to exp.
Banc of America	3,020,459	5.48%	Oct-08	60	49	1,959,089	567,630	57,671
US Bancorp	3,800,000	5.88%	Oct-08	60	49	3,202,555	317,674	43,027
Banc of America	3,023,088	4.88%	Mar-09	60	54	2,192,183	560,658	56,889
Fifth Third	1,700,000	5.10%	Sep-09	60	60	1,393,697	306,303	32,159

STE - Balance sheet debt						13,796,790	4,374,888	513,322
Primoris Consolidated B/S Debt						$22,478,064	$6,319,518	$722,510

Synthetic leases, equipment
GE Capital - Enbridge (Citi)	1,292,000	5.68%	Jun-05	73	22	196,422	235,706	19,642	193,800	07/01/10	04/01/10
						196,422	235,706	19,642

Operating leases, equipment
Key - Mobileram	1,096,200	5.31%	Apr-05	72	18	105,068	210,136	17,511	324,859	04/22/10	01/22/10
GE - Enbridge	1,506,838	5.37%	Jul-05	72	22	226,689	272,027	22,669	522,873	07/01/10		12/30/08
GE - 385 Excavator	816,511	5.15%	Dec-05	76	29	200,806	141,745	11,812	291,494	12/14/10	09/14/08
GE - D8T Dozers (2) (Citi)	997,998	5.08%	Dec-05	72	26	179,906	154,205	12,850	461,184	12/15/10	09/15/10
Key - Equipment	1,438,435	5.08%	Apr-06	72	31	351,613	222,071	18,506	754,459	04/01/11	01/01/11
Fifth-Third - RPO	1,861,736	5.03%	Dec-05	72	27	334,512	267,609	22,301	807,342	12/21/10	03/16/10
Natl City Comm. Cap.	940,825	5.97%	Jul-06	72	34	332,424	181,322	15,110	311,145	07/18/11
						1,731,017	1,449,116	120,760

TRAC leases
Chase	273,045	6.71%	Apr-05	60	7	—	23,298	3,328	54,609
GE Capital (CitiCapital)	746,736	3.87%	Dec-04	60	3	—	37,034	12,345	149,347
GE Capital (CitiCapital)	286,247	3.98%	Feb-05	60	4	—	17,553	4,388	57,249
GE Capital (CitiCapital)	417,247	5.71%	Aug-05	60	11	—	74,378	6,762	83,449
Fifth Third	1,187,558	5.34%	Dec-05	60	15	60,975	243,898	20,325	237,512
Natl City Comm. Cap.	338,045	5.38%	Jun-07	60	33	130,133	74,362	6,197	118,316	06/01/11
Key Bank	314,475	5.11%	Feb-06	48	5	—	31,685	6,337	69,184
Key Bank	157,993	5.59%	Aug-06	60	22	28,154	33,785	2,815	31,599
						219,262	535,993	62,497	801,265

ARB -Total Lease expense						2,146,701	2,220,815	202,899

Operating leases, equipment
Key - Cardinal	506,833	5.24%	Jul-05	72	22	73,165	87,798	7,317	189,321	04/02/10
Key - Cardinal	571,995	5.24%	Sep-05	72	24	99,032	99,032	8,253	213,354	06/02/10
Key - Cardinal	88,145	4.99%	Feb-06	60	17	7,489	17,972	1,498	32,702	02/28/10
						179,685	204,802	17,067
TRAC leases
Key - Cardinal	26,521	6.17%	May-06	60	19	3,074	5,270	439	5,304

CAR - Total lease expense						182,759	210,072	17,506

Operating leases, equipment
Natl City - Stellaris	708,743	6.85%	Nov-07	60	38	353,088	162,964	13,580	212,623	11/15/11

TRAC leases
Key - Stellaris	768,218	4.89%	Nov-07	48	26	215,621	184,818	15,401
Key - Stellaris	679,479		Jan-08	48	27	211,069	168,855	14,071

STE - Total lease expense						779,777	516,636	43,053

Total Primoris Lease Expense						$3,109,237	$2,947,523	$263,458

L/C Facility - Born Heaters Canada, ULC

BANK OF MONTREAL: Facility of USD 10 MM for Commercial and Stand-by Letters of Credit.

	Starting				Ending
Date	Balance	Payment	Interest	Principal	Balance

7/20/2009	—	—	—	—	8,494,847.00
8/20/2009	8,494,847.00	163,795.04	41,695.54	122,099.50	8,372,747.50
9/20/2009	8,372,747.50	163,795.04	41,096.24	122,698.80	8,250,048.70
10/20/2009	8,250,048.70	163,795.04	40,493.99	123,301.05	8,126,747.65
11/20/2009	8,126,747.65	163,795.04	39,888.79	123,906.25	8,002,841.40
12/20/2009	8,002,841.40	163,795.04	39,280.61	124,514.43	7,878,326.97
1/20/2010	7,878,326.97	163,795.04	38,669.45	125,125.59	7,753,201.38
2/20/2010	7,753,201.38	163,795.04	38,055.30	125,739.74	7,627,461.64
3/20/2010	7,627,461.64	163,795.04	37,438.12	126,356.92	7,501,104.72
4/20/2010	7,501,104.72	163,795.04	36,817.92	126,977.12	7,374,127.60
5/20/2010	7,374,127.60	163,795.04	36,194.68	127,600.36	7,246,527.24
6/20/2010	7,246,527.24	163,795.04	35,568.37	128,226.67	7,118,300.57
7/20/2010	7,118,300.57	163,795.04	34,938.99	128,856.05	6,989,444.52
8/20/2010	6,989,444.52	163,795.04	34,306.52	129,488.52	6,859,956.00
9/20/2010	6,859,956.00	163,795.04	33,670.95	130,124.09	6,729,831.91
10/20/2010	6,729,831.91	163,795.04	33,032.26	130,762.78	6,599,069.13
11/20/2010	6,599,069.13	163,795.04	32,390.43	131,404.61	6,467,664.52
12/20/2010	6,467,664.52	163,795.04	31,745.45	132,049.59	6,335,614.93
1/20/2011	6,335,614.93	163,795.04	31,097.31	132,697.73	6,202,917.20
2/20/2011	6,202,917.20	163,795.04	30,445.99	133,349.05	6,069,568.15
3/20/2011	6,069,568.15	163,795.04	29,791.46	134,003.58	5,935,564.57
4/20/2011	5,935,564.57	163,795.04	29,133.73	134,661.31	5,800,903.26
5/20/2011	5,800,903.26	163,795.04	28,472.77	135,322.27	5,665,580.99
6/20/2011	5,665,580.99	163,795.04	27,808.56	135,986.48	5,529,594.51
7/20/2011	5,529,594.51	163,795.04	27,141.09	136,653.95	5,392,940.56
8/20/2011	5,392,940.56	163,795.04	26,470.35	137,324.69	5,255,615.87
9/20/2011	5,255,615.87	163,795.04	25,796.31	137,998.73	5,117,617.14
10/20/2011	5,117,617.14	163,795.04	25,118.97	138,676.07	4,978,941.07
11/20/2011	4,978,941.07	163,795.04	24,438.30	139,356.74	4,839,584.33
12/20/2011	4,839,584.33	163,795.04	23,754.29	140,040.75	4,699,543.58
1/20/2012	4,699,543.58	163,795.04	23,066.93	140,728.11	4,558,815.47
2/20/2012	4,558,815.47	163,795.04	22,376.19	141,418.85	4,417,396.62
3/20/2012	4,417,396.62	163,795.04	21,682.05	142,112.99	4,275,283.63
4/20/2012	4,275,283.63	163,795.04	20,984.52	142,810.52	4,132,473.11
5/20/2012	4,132,473.11	163,795.04	20,283.56	143,511.48	3,988,961.63
6/20/2012	3,988,961.63	163,795.04	19,579.15	144,215.89	3,844,745.74
7/20/2012	3,844,745.74	163,795.04	18,871.29	144,923.75	3,699,821.99
8/20/2012	3,699,821.99	163,795.04	18,159.96	145,635.08	3,554,186.91
9/20/2012	3,554,186.91	163,795.04	17,445.13	146,349.91	3,407,837.00
10/20/2012	3,407,837.00	163,795.04	16,726.80	147,068.24	3,260,768.76
11/20/2012	3,260,768.76	163,795.04	16,004.94	147,790.10	3,112,978.66
12/20/2012	3,112,978.66	163,795.04	15,279.54	148,515.50	2,964,463.16
1/20/2013	2,964,463.16	163,795.04	14,550.57	149,244.47	2,815,218.69
2/20/2013	2,815,218.69	163,795.04	13,818.03	149,977.01	2,665,241.68
3/20/2013	2,665,241.68	163,795.04	13,081.89	150,713.15	2,514,528.53
4/20/2013	2,514,528.53	163,795.04	12,342.14	151,452.90	2,363,075.63
5/20/2013	2,363,075.63	163,795.04	11,598.76	152,196.28	2,210,879.35
6/20/2013	2,210,879.35	163,795.04	10,851.73	152,943.31	2,057,936.04
7/20/2013	2,057,936.04	163,795.04	10,101.04	153,694.00	1,904,242.04
8/20/2013	1,904,242.04	163,795.04	9,346.65	154,448.39	1,749,793.65
9/20/2013	1,749,793.65	163,795.04	8,588.57	155,206.47	1,594,587.18
10/20/2013	1,594,587.18	163,795.04	7,826.76	155,968.28	1,438,618.90
11/20/2013	1,438,618.90	163,795.04	7,061.22	156,733.82	1,281,885.08
12/20/2013	1,281,885.08	163,795.04	6,291.92	157,503.12	1,124,381.96
1/20/2014	1,124,381.96	163,795.04	5,518.84	158,276.20	966,105.76
2/20/2014	966,105.76	163,795.04	4,741.97	159,053.07	807,052.69
3/20/2014	807,052.69	163,795.04	3,961.28	159,833.76	647,218.93
4/20/2014	647,218.93	163,795.04	3,176.77	160,618.27	486,600.66
5/20/2014	486,600.66	163,795.04	2,388.40	161,406.64	325,194.02
6/20/2014	325,194.02	163,795.04	1,596.16	162,198.88	162,995.14
7/20/2014	162,995.14	163,795.04	799.90	162,995.14	—

TOTAL		9,827,702.40	1,332,855.40	8,494,847.00

ARB, Inc. 2026901

Compound Period:	Monthly

Nominal Annual Rate:	5.510%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	9/23/2009	2,375,855.00	1
2	Payment	10/23/2009	45,392.56	60	Monthly	9/23/2014

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	9/23/2009				2,375,855.00
1	10/23/2009	45,392.56	10,909.14	34,483.42	2,341,371.58
2	11/23/2009	45,392.56	10,750.80	34,641.76	2,306,729.82
3	12/23/2009	45,392.56	10,591.74	34,800.82	2,271,929.00
2009 Totals		136,177.68	32,251.68	103,926.00

4	1/23/2010	45,392.56	10,431.94	34,960.62	2,236,968.38
5	2/23/2010	45,392.56	10,271.42	35,121.14	2,201,847.24
6	3/23/2010	45,392.56	10,110.15	35,282.41	2,166,564.83
7	4/23/2010	45,392.56	9,948.15	35,444.41	2,131,120.42
8	5/23/2010	45,392.56	9,785.40	35,607.16	2,095,513.26
9	6/23/2010	45,392.56	9,621.90	35,770.66	2,059,742.60
10	7/23/2010	45,392.56	9,457.65	35,934.91	2,023,807.69
11	8/23/2010	45,392.56	9,292.65	36,099.91	1,987,707.78
12	9/23/2010	45,392.56	9,126.89	36,265.67	1,951,442.11
13	10/23/2010	45,392.56	8,960.37	36,432.19	1,915,009.92
14	11/23/2010	45,392.56	8,793.09	36,599.47	1,878,410.45
15	12/23/2010	45,392.56	8,625.04	36,767.52	1,841,642.93
2010 Totals		544,710.72	114,424.65	430,286.07

16	1/23/2011	45,392.56	8,456.21	36,936.35	1,804,706.58
17	2/23/2011	45,392.56	8,286.61	37,105.95	1,767,600.63
18	3/23/2011	45,392.56	8,116.23	37,276.33	1,730,324.30
19	4/23/2011	45,392.56	7,945.07	37,447.49	1,692,876.81
20	5/23/2011	45,392.56	7,773.13	37,619.43	1,655,257.38
21	6/23/2011	45,392.56	7,600.39	37,792.17	1,617,465.21
22	7/23/2011	45,392.56	7,426.86	37,965.70	1,579,499.51
23	8/23/2011	45,392.56	7,252.54	38,140.02	1,541,359.49
24	9/23/2011	45,392.56	7,077.41	38,315.15	1,503,044.34
25	10/23/2011	45,392.56	6,901.48	38,491.08	1,464,553.26
26	11/23/2011	45,392.56	6,724.74	38,667.82	1,425,885.44
27	12/23/2011	45,392.56	6,547.19	38,845.37	1,387,040.07
2011 Totals		544,710.72	90,107.86	454,602.86

28	1/23/2012	45,392.56	6,368.83	39,023.73	1,348,016.34
29	2/23/2012	45,392.56	6,189.64	39,202.92	1,308,813.42
30	3/23/2012	45,392.56	6,009.64	39,382.92	1,269,430.50
31	4/23/2012	45,392.56	5,828.80	39,563.76	1,229,866.74
32	5/23/2012	45,392.56	5,647.14	39,745.42	1,190,121.32
33	6/23/2012	45,392.56	5,464.64	39,927.92	1,150,193.40

34	7/23/2012	45,392.56	5,281.31	40,111.25	1,110,082.15
35	8/23/2012	45,392.56	5,097.13	40,295.43	1,069,786.72
36	9/23/2012	45,392.56	4,912.11	40,480.45	1,029,306.27
37	10/23/2012	45,392.56	4,726.23	40,666.33	988,639.94
38	11/23/2012	45,392.56	4,539.51	40,853.05	947,786.89
39	12/23/2012	45,392.56	4,351.92	41,040.64	906,746.25
2012 Totals		544,710.72	64,416.90	480,293.82

40	1/23/2013	45,392.56	4,163.48	41,229.08	865,517.17
41	2/23/2013	45,392.56	3,974.17	41,418.39	824,098.78
42	3/23/2013	45,392.56	3,783.99	41,608.57	782,490.21
43	4/23/2013	45,392.56	3,592.93	41,799.63	740,690.58
44	5/23/2013	45,392.56	3,401.00	41,991.56	698,699.02
45	6/23/2013	45,392.56	3,208.19	42,184.37	656,514.65
46	7/23/2013	45,392.56	3,014.50	42,378.06	614,136.59
47	8/23/2013	45,392.56	2,819.91	42,572.65	571,563.94
48	9/23/2013	45,392.56	2,624.43	42,768.13	528,795.81
49	10/23/2013	45,392.56	2,428.05	42,964.51	485,831.30
50	11/23/2013	45,392.56	2,230.78	43,161.78	442,669.52
51	12/23/2013	45,392.56	2,032.59	43,359.97	399,309.55
2013 Totals		544,710.72	37,274.02	507,436.70

52	1/23/2014	45,392.56	1,833.50	43,559.06	355,750.49
53	2/23/2014	45,392.56	1,633.49	43,759.07	311,991.42
54	3/23/2014	45,392.56	1,432.56	43,960.00	268,031.42
55	4/23/2014	45,392.56	1,230.71	44,161.85	223,869.57
56	5/23/2014	45,392.56	1,027.93	44,364.63	179,504.94
57	6/23/2014	45,392.56	824.23	44,568.33	134,936.61
58	7/23/2014	45,392.56	619.58	44,772.98	90,163.63
59	8/23/2014	45,392.56	414.00	44,978.56	45,185.07
60	9/23/2014	45,392.56	207.49	45,185.07	0.00
2014 Totals		408,533.04	9,223.49	399,309.55

Grand Totals		2,723,553.60	347,698.60	2,375,855.00

This amortization instrument is intended for informational purposes only and may not be used in connection with payoff requests or used to override any end of lease contractual provisions.

FIFTH THRID 093-0084195-018

AMOUNT	1,700,000.00
RATE	5.10%
AMOUNT	$32,159.04

PAYMENT	DATE	PAYMENT	PRIN	INT	BAL
	9/11/2009				1,700,000.00
0	9/15/2009	—	—	963.33	1,700,000.00
1	10/15/2009	32,159.04	$24,934.04	7,225.00	1,675,065.96
2	11/15/2009	32,159.04	25,040.01	7,119.03	1,650,025.95
3	12/15/2009	32,159.04	25,146.43	7,012.61	1,624,879.52
4	1/15/2010	32,159.04	25,253.30	6,905.74	1,599,626.22
5	2/15/2010	32,159.04	25,360.63	6,798.41	1,574,265.59
6	3/15/2010	32,159.04	25,468.41	6,690.63	1,548,797.18
7	4/15/2010	32,159.04	25,576.65	6,582.39	1,523,220.53
8	5/15/2010	32,159.04	25,685.35	6,473.69	1,497,535.18
9	6/15/2010	32,159.04	25,794.52	6,364.52	1,471,740.66
10	7/15/2010	32,159.04	25,904.14	6,254.90	1,445,836.52
11	8/15/2010	32,159.04	26,014.23	6,144.81	1,419,822.29
12	9/15/2010	32,159.04	26,124.80	6,034.24	1,393,697.49
13	10/15/2010	32,159.04	26,235.83	5,923.21	1,367,461.66
14	11/15/2010	32,159.04	26,347.33	5,811.71	1,341,114.33
15	12/15/2010	32,159.04	26,459.30	5,699.74	1,314,655.03
16	1/15/2011	32,159.04	26,571.76	5,587.28	1,288,083.27
17	2/15/2011	32,159.04	26,684.69	5,474.35	1,261,398.58
18	3/15/2011	32,159.04	26,798.10	5,360.94	1,234,600.48
19	4/15/2011	32,159.04	26,911.99	5,247.05	1,207,688.49
20	5/15/2011	32,159.04	27,026.36	5,132.68	1,180,662.13
21	6/15/2011	32,159.04	27,141.23	5,017.81	1,153,520.90
22	7/15/2011	32,159.04	27,256.58	4,902.46	1,126,264.32
23	8/15/2011	32,159.04	27,372.42	4,786.62	1,098,891.90
24	9/15/2011	32,159.04	27,488.75	4,670.29	1,071,403.15
25	10/15/2011	32,159.04	27,605.58	4,553.46	1,043,797.57
26	11/15/2011	32,159.04	27,722.90	4,436.14	1,016,074.67
27	12/15/2011	32,159.04	27,840.72	4,318.32	988,233.95
28	1/15/2012	32,159.04	27,959.05	4,199.99	960,274.90
29	2/15/2012	32,159.04	28,077.87	4,081.17	932,197.03
30	3/15/2012	32,159.04	28,197.20	3,961.84	903,999.83
31	4/15/2012	32,159.04	28,317.04	3,842.00	875,682.79
32	5/15/2012	32,159.04	28,437.39	3,721.65	847,245.40
33	6/15/2012	32,159.04	28,558.25	3,600.79	818,687.15
34	7/15/2012	32,159.04	28,679.62	3,479.42	790,007.53
35	8/15/2012	32,159.04	28,801.51	3,357.53	761,206.02
36	9/15/2012	32,159.04	28,923.91	3,235.13	732,282.11
37	10/15/2012	32,159.04	29,046.84	3,112.20	703,235.27
38	11/15/2012	32,159.04	29,170.29	2,988.75	674,064.98
39	12/15/2012	32,159.04	29,294.26	2,864.78	644,770.72
40	1/15/2013	32,159.04	29,418.76	2,740.28	615,351.96
41	2/15/2013	32,159.04	29,543.79	2,615.25	585,808.17
42	3/15/2013	32,159.04	29,669.36	2,489.68	556,138.81
43	4/15/2013	32,159.04	29,795.45	2,363.59	526,343.36
44	5/15/2013	32,159.04	29,922.08	2,236.96	496,421.28
45	6/15/2013	32,159.04	30,049.25	2,109.79	466,372.03
46	7/15/2013	32,159.04	30,176.96	1,982.08	436,195.07
47	8/15/2013	32,159.04	30,305.21	1,853.83	405,889.86
48	9/15/2013	32,159.04	30,434.01	1,725.03	375,455.85
49	10/15/2013	32,159.04	30,563.35	1,595.69	344,892.50
50	11/15/2013	32,159.04	30,693.25	1,465.79	314,199.25
51	12/15/2013	32,159.04	30,823.69	1,335.35	283,375.56
52	1/15/2014	32,159.04	30,954.69	1,204.35	252,420.87
53	2/15/2014	32,159.04	31,086.25	1,072.79	221,334.62
54	3/15/2014	32,159.04	31,218.37	940.67	190,116.25
55	4/15/2014	32,159.04	31,351.05	807.99	158,765.20
56	5/15/2014	32,159.04	31,484.29	674.75	127,280.91
57	6/15/2014	32,159.04	31,618.10	540.94	95,662.81
58	7/15/2014	32,159.04	31,752.47	406.57	63,910.34
59	8/15/2014	32,159.04	31,887.42	271.62	32,022.92
60	9/15/2014	32,159.04	32,022.92	136.12	—

STELLARIS - KEY LEASE

Compound Period: Monthly

Nominal Annual Rate: 5.863%

CASH FLOW DATA

	EVENT	DATE	AMOUNT	NUMBER	PERIOD	END DATE
1	Loan	12/21/2007	2,100,300.00	1
2	Payment	1/21/2008	82,620.01	24	Monthly	12/21/2009
3	Payment	12/21/2009	262,537.50	1

AMORTIZATION SCHEDULE - Normal Amortization

	DATE	PAYMENT	INTEREST	PRINCIPAL	BALANCE
Loan	12/21/2007				2,100,300.00

1	1/21/2008	82,620.01	10261.62	72,358.39	2,027,941.61
2	2/21/2008	82,620.01	9908.09	72,711.92	1,955,229.69
3	3/21/2008	82,620.01	9552.83	73,067.18	1,882,162.51
4	4/21/2008	82,620.01	9195.84	73,424.17	1,808,738.34
5	5/21/2008	82,620.01	8837.11	73,782.90	1,734,955.44
6	6/21/2008	82,620.01	8476.62	74,143.39	1,660,812.05
7	7/21/2008	82,620.01	8114.37	74,505.64	1,586,306.41
8	8/21/2008	82,620.01	7750.35	74,869.66	1,511,436.75
9	9/21/2008	82,620.01	7384.56	75,235.45	1,436,201.30
10	10/21/2008	82,620.01	7016.97	75,603.04	1,360,598.26
11	11/21/2008	82,620.01	6647.59	75,972.42	1,284,625.84
12	12/21/2008	82,620.01	6276.41	76,343.60	1,208,282.24
2008 Totals		991,440.12	99,422.36	892,017.76	19,457,290.44

13	1/21/2009	82,620.01	5,903.41	76,716.60	1,131,565.64
14	2/21/2009	82,620.01	5,528.59	77,091.42	1,054,474.22
15	3/21/2009	82,620.01	5,151.94	77,468.07	977,006.15
16	4/21/2009	82,620.01	4,773.44	77,846.57	899,159.58
17	5/21/2009	82,620.01	4,393.10	78,226.91	820,932.67
18	6/21/2009	82,620.01	4,010.90	78,609.11	742,323.56
19	7/21/2009	82,620.01	3,626.83	78,993.18	663,330.38
20	8/21/2009	82,620.01	3,240.89	79,379.12	583,951.26
21	9/21/2009	82,620.01	2,853.06	79,766.95	504,184.31
22	10/21/2009	82,620.01	2,463.34	80,156.67	424,027.64
23	11/21/2009	82,620.01	2,071.71	80,548.30	343,479.34
24	12/21/2009	82,620.01	1,678.17	80,941.84	262,537.50
25	12/21/2009	262,537.50	0.00	262,537.50	0.00
2009 Totals		1,253,977.62	45,695.38	1,208,282.24	8,406,972.25

Grand Totals		2,245,417.74	145,117.74	2,100,300.00

STELLARIS-CAT LOAN -05/07

Compound Period Monthly

Nominal Annual Rate 5.29948%

Amoritzation Schedule

	Date	Payment	Interest	Principal	Balance

Loan	05/01/07				4,469,898.70
1	06/01/07	0.00	15,134.08	(15,134.08)	4,485,032.78
2	07/01/07	84,967.17	19,519.27	65,447.90	4,419,584.88
3	08/01/07	84,967.17	19,230.23	65,736.94	4,353,847.94
4	09/01/07	84,967.17	18,939.92	66,027.25	4,287,820.69
5	10/01/07	84,967.17	18,648.33	66,318.84	4,221,501.85
6	11/01/07	84,967.17	18,355.44	66,611.73	4,154,890.12
7	12/27/07	84,967.17	18,061.28	66,905.89	4,087,984.23

2007 Totals		509,803.02	127,888.55	381,914.47	4,087,984.23

8	01/01/08	84,967.17	17,765.81	67,201.36	4,020,782.87
9	02/01/08	84,967.17	17,469.03	67,498.14	3,953,284.73
10	03/01/08	84,967.17	17,170.94	67,796.23	3,885,488.50
11	04/01/08	84,967.17	16,871.54	68,095.63	3,817,392.87
12	05/01/08	84,967.17	16,570.82	68,396.35	3,748,996.52
13	06/01/08	84,967.17	16,268.76	68,698.41	3,680,298.11
14	07/01/08	84,967.17	15,965.37	69,001.80	3,611,296.31
15	08/01/08	84,967.17	15,660.65	69,306.52	3,541,989.79
16	09/01/08	84,967.17	15,354.57	69,612.60	3,472,377.19
17	10/01/08	84,967.17	15,047.14	69,920.03	3,402,457.16
18	11/01/08	84,967.17	14,738.37	70,228.80	3,332,228.36
19	12/01/08	84,967.17	14,428.21	70,538.96	3,261,689.40
2008 Totals		1,019,606.04	193,311.21	826,294.83	3,261,689.40

20	01/01/09	84,967.17	14,116.70	70,850.47	3,190,838.93
21	02/01/09	84,967.17	13,803.81	71,163.36	3,119,675.57
22	03/01/09	84,967.17	13,489.53	71,477.64	3,048,197.93
23	04/01/09	84,967.17	13,173.87	71,793.30	2,976,404.63
24	05/01/09	84,967.17	12,856.82	72,110.35	2,904,294.28
25	06/01/09	84,967.17	12,538.35	72,428.82	2,831,865.46
26	07/01/09	84,967.17	12,218.49	72,748.68	2,759,116.78
27	08/01/09	84,967.17	11,897.22	73,069.95	2,686,046.83
28	09/01/09	84,967.17	11,574.53	73,392.64	2,612,654.19
29	10/01/09	84,967.17	11,250.41	73,716.76	2,538,937.43
30	11/01/09	84,967.17	10,924.86	74,042.31	2,464,895.12
31	12/01/09	84,967.17	10,597.87	74,369.30	2,390,525.82
2009 Totals		1,019,606.04	148,442.46	871,163.58	2,390,525.82

32	01/01/10	84,967.17	10,269.43	74,697.74	2,315,828.08
33	02/01/10	84,967.17	9,939.55	75,027.62	2,240,800.46
34	03/01/10	84,967.17	9,608.21	75,358.96	2,165,441.50
35	04/01/10	84,967.17	9,275.41	75,691.76	2,089,749.74
36	05/01/10	84,967.17	8,941.14	76,026.03	2,013,723.71
37	06/01/10	84,967.17	8,605.39	76,361.78	1,937,361.93
38	07/01/10	84,967.17	8,268.16	76,699.01	1,860,662.92
39	08/01/10	84,967.17	7,929.44	77,037.73	1,783,625.19
40	09/01/10	84,967.17	7,589.22	77,377.95	1,706,247.24
41	10/01/10	84,967.17	7,247.51	77,719.66	1,628,527.58
42	11/01/10	84,967.17	6,904.28	78,062.89	1,550,464.69
43	12/01/10	84,967.17	6,559.53	78,407.64	1,472,057.05
2010 Totals		1,019,606.04	101,137.27	918,468.77	1,472,057.05

44	01/01/11	84,967.17	6,213.27	78,753.90	1,393,303.15
45	02/01/11	84,967.17	5,865.47	79,101.70	1,314,201.45
46	03/01/11	84,967.17	5,516.13	79,451.04	1,234,750.41
47	04/01/11	84,967.17	5,165.26	79,801.91	1,154,948.50
48	05/01/11	84,967.17	4,812.84	80,154.33	1,074,794.17
49	06/01/11	84,967.17	4,458.86	80,508.31	994,285.86
50	07/01/11	84,967.17	4,103.32	80,863.85	913,422.01
51	08/01/11	84,967.17	3,746.20	81,220.97	832,201.04
52	09/01/11	84,967.17	3,387.51	81,579.66	750,621.38
53	10/01/11	84,967.17	3,027.24	81,939.93	668,681.45
54	11/01/11	84,967.17	2,665.37	82,301.80	586,379.65
55	12/01/11	84,967.17	2,301.91	82,665.26	503,714.39
2011 Totals		1,019,606.04	51,263.38	968,342.66	503,714.39

56	01/01/12	84,967.17	1,936.84	83,030.33	420,684.06
57	02/01/12	84,967.17	1,570.15	83,397.02	337,287.04
58	03/01/12	84,967.17	1,201.86	83,765.31	253,521.73
59	04/01/12	84,967.17	831.93	84,135.24	169,386.49
60	05/01/12	84,967.17	547.85	84,419.32	84,967.17
61	06/01/12	84,967.17	0.00	84,967.17	0.00
2012 Totals		509,803.02	6,088.63	503,714.39

STELLARIS-GE LOAN -05/07

Compound Period Monthly

Nominal Annual Rate 5.54003%

5

Amoritzation Schedule

Date	Payment	Interest	Principal	Balance

3/7/2008	0.00	0.00	0.00	4,793,319.80
4/1/2008	18,165.95	17,703.42	462.53	4,792,857.27
5/1/2008	68,964.64	22,127.14	46,837.50	4,746,019.77
6/1/2008	68,964.64	21,910.91	47,053.73	4,698,966.04
7/1/2008	68,964.64	21,693.68	47,270.96	4,651,695.08
8/1/2008	68,964.64	21,475.44	47,489.20	4,604,205.88
9/1/2008	68,964.64	21,256.20	47,708.44	4,556,497.44
10/1/2008	68,964.64	21,035.94	47,928.70	4,508,568.74
11/1/2008	68,964.64	20,814.67	48,149.97	4,460,418.77
12/1/2008	68,964.64	20,592.38	48,372.26	4,412,046.51
2008 Totals	569,883.07	188,609.78	381,273.29	4,412,046.51

1/1/2009	68,964.64	20,369.06	48,595.58	4,363,450.93
2/1/2009	68,964.64	20,144.71	48,819.93	4,314,631.00
3/1/2009	68,964.64	19,919.32	49,045.32	4,265,585.68
4/1/2009	68,964.64	19,692.89	49,271.75	4,216,313.93
5/1/2009	68,964.64	19,465.42	49,499.22	4,166,814.71
6/1/2009	68,964.64	19,236.90	49,727.74	4,117,086.97
7/1/2009	68,964.64	19,007.32	49,957.32	4,067,129.65
8/1/2009	68,964.64	18,776.68	50,187.96	4,016,941.69
9/1/2009	68,964.64	18,544.98	50,419.66	3,966,522.03
10/1/2009	68,964.64	18,312.21	50,652.43	3,915,869.60
11/1/2009	68,964.64	18,078.36	50,886.28	3,864,983.32
12/1/2009	68,964.64	17,843.44	51,121.20	3,813,862.12
2009 Totals	827,575.68	229,391.29	598,184.39	3,813,862.12

1/1/2010	68,964.64	17,607.43	51,357.21	3,762,504.91
2/1/2010	68,964.64	17,370.33	51,594.31	3,710,910.60
3/1/2010	68,964.64	17,132.13	51,832.51	3,659,078.09
4/1/2010	68,964.64	16,892.84	52,071.80	3,607,006.29
5/1/2010	68,964.64	16,652.44	52,312.20	3,554,694.09
6/1/2010	68,964.64	16,410.93	52,553.71	3,502,140.38
7/1/2010	68,964.64	16,168.30	52,796.34	3,449,344.04
8/1/2010	68,964.64	15,924.56	53,040.08	3,396,303.96
9/1/2010	68,964.64	15,679.69	53,284.95	3,343,019.01
10/1/2010	68,964.64	15,433.69	53,530.95	3,289,488.06
11/1/2010	68,964.64	15,186.55	53,778.09	3,235,709.97
12/1/2010	68,964.64	14,938.28	54,026.36	3,181,683.61
2010 Totals	827,575.68	195,397.17	632,178.51	3,181,683.61

1/1/2011	68,964.64	14,688.85	54,275.79	3,127,407.82
2/1/2011	68,964.64	14,438.28	54,526.36	3,072,881.46
3/1/2011	68,964.64	14,186.55	54,778.09	3,018,103.37
4/1/2011	68,964.64	13,933.65	55,030.99	2,963,072.38
5/1/2011	68,964.64	13,679.59	55,285.05	2,907,787.33
6/1/2011	68,964.64	13,424.36	55,540.28	2,852,247.05
7/1/2011	68,964.64	13,167.95	55,796.69	2,796,450.36
8/1/2011	68,964.64	12,910.35	56,054.29	2,740,396.07
9/1/2011	68,964.64	12,651.56	56,313.08	2,684,082.99
10/1/2011	68,964.64	12,391.58	56,573.06	2,627,509.93
11/1/2011	68,964.64	12,130.40	56,834.24	2,570,675.69
12/1/2011	68,964.64	11,868.02	57,096.62	2,513,579.07
2011 Totals	827,575.68	159,471.14	668,104.54	2,513,579.07

1/1/2012	68,964.64	11,604.42	57,360.22	2,456,218.85
2/1/2012	68,964.64	11,339.61	57,625.03	2,398,593.82
3/1/2012	68,964.64	11,073.57	57,891.07	2,340,702.75
4/1/2012	68,964.64	10,806.30	58,158.34	2,282,544.41
5/1/2012	68,964.64	10,537.80	58,426.84	2,224,117.57
6/1/2012	68,964.64	10,268.07	58,696.57	2,165,421.00
7/1/2012	68,964.64	9,997.08	58,967.56	2,106,453.44
8/1/2012	68,964.64	9,724.85	59,239.79	2,047,213.65
9/1/2012	68,964.64	9,451.35	59,513.29	1,987,700.36
10/1/2012	68,964.64	9,176.60	59,788.04	1,927,912.32
11/1/2012	68,964.64	8,900.58	60,064.06	1,867,848.26
12/1/2012	68,964.64	8,623.28	60,341.36	1,807,506.90
2012 Totals	413,787.84	121,503.51	706,072.17	1,807,506.90

1/1/2013	68,964.64	8,344.70	60,619.94	1,746,886.96
2/1/2013	68,964.64	8,064.84	60,899.80	1,685,987.16
3/1/2013	68,964.64	7,783.68	61,180.96	1,624,806.20
4/1/2013	1,632,307.43	7,501.23	1,624,806.20	0.00

STELLARIS-CITICAPITAL CAPITALIZED LSE - -01/08

Compound Period Monthly

Nominal Annual Rate 5.481%

CASH FLOW DATA

	Event	Date	Amount

1	Loan	12/27/2007	2,282,390.00
2	Payment	12/27/2007	87,024.79
3	Payment	2/1/2008	87,024.79
4	Payment	3/1/2008	87,024.79
5	Payment	4/1/2008	87,024.79
6	Payment	5/1/2008	87,024.79
7	Payment	6/1/2008	87,024.79
8	Payment	7/1/2008	87,024.79
9	Payment	8/1/2008	87,024.79
10	Payment	9/1/2008	87,024.79
11	Payment	10/1/2008	87,024.79
12	Payment	11/1/2008	87,024.79
13	Payment	12/1/2008	87,024.79
14	Payment	1/1/2009	87,024.79
15	Payment	2/1/2009	87,024.79
16	Payment	3/1/2009	87,024.79
17	Payment	4/1/2009	87,024.79
18	Payment	5/1/2009	87,024.79
19	Payment	6/1/2009	87,024.79
20	Payment	7/1/2009	87,024.79
21	Payment	8/1/2009	87,024.79
22	Payment	9/1/2009	87,024.79
23	Payment	10/1/2009	87,024.79
24	Payment	11/1/2009	87,024.79
25	Payment	12/1/2009	80,585.44
26	Payment	1/1/2010	342,358.00

Amoritzation Schedule

	Date	Payment	Interest	Principal	Balance

Loan	12/27/2007				2,282,390.00
1	12/27/2007	87,024.79	0.00	87,024.79	2,195,365.21
2007 Totals		87,024.79	0.00	87,024.79

2	2/1/2008	87,024.79	11,682.83	75,341.96	2,120,023.25
3	3/1/2008	87,024.79	9,682.91	77,341.88	2,042,681.37
4	4/1/2008	87,024.79	9,329.66	77,695.13	1,964,986.24
5	5/1/2008	87,024.79	8,974.80	78,049.99	1,886,936.25
6	6/1/2008	87,024.79	8,618.32	78,406.47	1,808,529.78
7	7/1/2008	87,024.79	8,260.21	78,764.58	1,729,765.20
8	8/1/2008	87,024.79	7,900.46	79,124.33	1,650,640.87
9	9/1/2008	87,024.79	7,539.07	79,485.72	1,571,155.15
10	10/1/2008	87,024.79	7,176.03	79,848.76	1,491,306.39
11	11/1/2008	87,024.79	6,811.33	80,213.46	1,411,092.93
12	12/1/2008	87,024.79	6,444.97	80,579.82	1,330,513.11
2008 Totals		957,272.69	92,420.59	864,852.10

13	1/1/2009	87,024.79	6,076.93	80,947.86	1,249,565.25
14	2/1/2009	87,024.79	5,707.21	81,317.58	1,168,247.67
15	3/1/2009	87,024.79	5,335.81	81,688.98	1,086,558.69
16	4/1/2009	87,024.79	4,962.70	82,062.09	1,004,496.60
17	5/1/2009	87,024.79	4,587.90	82,436.89	922,059.71
18	6/1/2009	87,024.79	4,211.38	82,813.41	839,246.30
19	7/1/2009	87,024.79	3,833.14	83,191.65	756,054.65
20	8/1/2009	87,024.79	3,453.17	83,571.62	672,483.03
21	9/1/2009	87,024.79	3,071.47	83,953.32	588,529.71
22	10/1/2009	87,024.79	2,688.03	84,336.76	504,192.95
23	11/1/2009	87,024.79	2,302.83	84,721.96	419,470.99
24	12/1/2009	80,585.44	1,915.88	78,669.56	340,801.43
2009 Totals		1,037,858.13	48,146.45	989,711.68

25	1/1/2010	342,358.00	1,556.57	340,801.43	0.00
2010 Totals		342,358.00	1,556.57	340,801.43

Grand Totals		2,424,513.61	142,123.61	2,282,390.00

STELLARIS, LLC 1893800 SCH 001

Compound Period:	Monthly

Nominal Annual Rate:	5.483%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	10/3/2008	3,020,458.81	1
2	Payment	11/3/2008	57,670.85	60	Monthly	10/3/2013

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	10/3/2008				3,020,458.81
1	11/3/2008	57,670.85	13,801.47	43,869.38	2,976,589.43
2	12/3/2008	57,670.85	13,601.02	44,069.83	2,932,519.60
2008 Totals		115,341.70	27,402.49	87,939.21

3	1/3/2009	57,670.85	13,399.65	44,271.20	2,888,248.40
4	2/3/2009	57,670.85	13,197.36	44,473.49	2,843,774.91
5	3/3/2009	57,670.85	12,994.15	44,676.70	2,799,098.21
6	4/3/2009	57,670.85	12,790.00	44,880.85	2,754,217.36
7	5/3/2009	57,670.85	12,584.93	45,085.92	2,709,131.44
8	6/3/2009	57,670.85	12,378.92	45,291.93	2,663,839.51
9	7/3/2009	57,670.85	12,171.96	45,498.89	2,618,340.62
10	8/3/2009	57,670.85	11,964.06	45,706.79	2,572,633.83
11	9/3/2009	57,670.85	11,755.21	45,915.64	2,526,718.19
12	10/3/2009	57,670.85	11,545.41	46,125.44	2,480,592.75
13	11/3/2009	57,670.85	11,334.65	46,336.20	2,434,256.55
14	12/3/2009	57,670.85	11,122.92	46,547.93	2,387,708.62
2009 Totals		692,050.20	147,239.22	544,810.98

15	1/3/2010	57,670.85	10,910.23	46,760.62	2,340,948.00
16	2/3/2010	57,670.85	10,696.57	46,974.28	2,293,973.72
17	3/3/2010	57,670.85	10,481.92	47,188.93	2,246,784.79
18	4/3/2010	57,670.85	10,266.30	47,404.55	2,199,380.24
19	5/3/2010	57,670.85	10,049.70	47,621.15	2,151,759.09
20	6/3/2010	57,670.85	9,832.10	47,838.75	2,103,920.34
21	7/3/2010	57,670.85	9,613.51	48,057.34	2,055,863.00
22	8/3/2010	57,670.85	9,393.92	48,276.93	2,007,586.07
23	9/3/2010	57,670.85	9,173.32	48,497.53	1,959,088.54
24	10/3/2010	57,670.85	8,951.72	48,719.13	1,910,369.41
25	11/3/2010	57,670.85	8,729.11	48,941.74	1,861,427.67
26	12/3/2010	57,670.85	8,505.48	49,165.37	1,812,262.30
2010 Totals		692,050.20	116,603.88	575,446.32

27	1/3/2011	57,670.85	8,280.83	49,390.02	1,762,872.28
28	2/3/2011	57,670.85	8,055.15	49,615.70	1,713,256.58
29	3/3/2011	57,670.85	7,828.44	49,842.41	1,663,414.17
30	4/3/2011	57,670.85	7,600.69	50,070.16	1,613,344.01
31	5/3/2011	57,670.85	7,371.90	50,298.95	1,563,045.06
32	6/3/2011	57,670.85	7,142.07	50,528.78	1,512,516.28
33	7/3/2011	57,670.85	6,911.19	50,759.66	1,461,756.62
34	8/3/2011	57,670.85	6,679.25	50,991.60	1,410,765.02
35	9/3/2011	57,670.85	6,446.25	51,224.60	1,359,540.42
36	10/3/2011	57,670.85	6,212.19	51,458.66	1,308,081.76
37	11/3/2011	57,670.85	5,977.06	51,693.79	1,256,387.97
38	12/3/2011	57,670.85	5,740.85	51,930.00	1,204,457.97
2011 Totals		692,050.20	84,245.87	607,804.33

39	1/3/2012	57,670.85	5,503.57	52,167.28	1,152,290.69
40	2/3/2012	57,670.85	5,265.20	52,405.65	1,099,885.04
41	3/3/2012	57,670.85	5,025.74	52,645.11	1,047,239.93
42	4/3/2012	57,670.85	4,785.19	52,885.66	994,354.27
43	5/3/2012	57,670.85	4,543.53	53,127.32	941,226.95
44	6/3/2012	57,670.85	4,300.78	53,370.07	887,856.88
45	7/3/2012	57,670.85	4,056.91	53,613.94	834,242.94
46	8/3/2012	57,670.85	3,811.93	53,858.92	780,384.02
47	9/3/2012	57,670.85	3,565.83	54,105.02	726,279.00
48	10/3/2012	57,670.85	3,318.61	54,352.24	671,926.76
49	11/3/2012	57,670.85	3,070.26	54,600.59	617,326.17
50	12/3/2012	57,670.85	2,820.77	54,850.08	562,476.09
2012 Totals		692,050.20	50,068.32	641,981.88

51	1/3/2013	57,670.85	2,570.14	55,100.71	507,375.38
52	2/3/2013	57,670.85	2,318.37	55,352.48	452,022.90
53	3/3/2013	57,670.85	2,065.44	55,605.41	396,417.49
54	4/3/2013	57,670.85	1,811.36	55,859.49	340,558.00
55	5/3/2013	57,670.85	1,556.12	56,114.73	284,443.27
56	6/3/2013	57,670.85	1,299.72	56,371.13	228,072.14
57	7/3/2013	57,670.85	1,042.14	56,628.71	171,443.43
58	8/3/2013	57,670.85	783.38	56,887.47	114,555.96
59	9/3/2013	57,670.85	523.44	57,147.41	57,408.55
60	10/3/2013	57,670.85	262.30	57,408.55	0.00
2013 Totals		576,708.50	14,232.41	562,476.09

Grand Totals		3,460,251.00	439,792.19	3,020,458.81

This amortization instrument is intended for informational purposes only and may not be used in connection with payoff requests or used to override any end of lease contractual provisions.

STELLARIS-US BANCORP -10/08

Compound Period Monthly

Nominal Annual Rate 5.8800%

Amoritzation Schedule

Date	Payment	Principal	Interest	Balance

10/26/2008	—	—	—	3,800,000.00
11/10/2008	43,026.83	28,751.50	14,275.33	3,771,248.50
12/10/2008	43,026.83	24,575.89	18,450.94	3,746,672.61
2008 Totals	86,053.66	53,327.39	32,726.27	3,746,672.61

1/10/2009	43,026.83	24,676.16	18,350.67	3,721,996.45
2/10/2009	43,026.83	24,776.95	18,249.88	3,697,219.50
3/10/2009	43,026.83	24,918.55	18,108.28	3,672,300.95
4/10/2009	43,026.83	25,048.84	17,977.99	3,647,252.11
5/10/2009	43,026.83	25,159.38	17,867.45	3,622,092.73
6/10/2009	43,026.83	25,282.69	17,744.14	3,596,810.04
7/10/2009	43,026.83	25,402.46	17,624.37	3,571,407.58
8/10/2009	43,026.83	25,526.93	17,499.90	3,545,880.65
9/10/2009	43,026.83	25,652.01	17,374.82	3,520,228.63
10/10/2009	43,026.83	25,777.71	17,249.12	3,494,450.92
11/10/2009	43,026.83	25,904.02	17,122.81	3,468,546.90
12/10/2009	43,026.83	26,030.95	16,995.88	3,442,515.95
2009 Totals	516,321.96	304,156.66	212,165.30	3,442,515.95

1/10/2010	43,026.83	26,030.95	16,995.88	3,416,485.00
2/10/2010	43,026.83	26,286.05	16,740.78	3,390,198.95
3/10/2010	43,026.83	26,414.86	16,611.97	3,363,784.09
4/10/2010	43,026.83	26,544.29	16,482.54	3,337,239.80
5/10/2010	43,026.83	26,674.35	16,352.48	3,310,565.45
6/10/2010	43,026.83	26,805.06	16,221.77	3,283,760.39
7/10/2010	43,026.83	26,936.40	16,090.43	3,256,823.99
8/10/2010	43,026.83	27,068.39	15,958.44	3,229,755.59
9/10/2010	43,026.83	27,201.03	15,825.80	3,202,554.57
10/10/2010	43,026.83	27,334.31	15,692.52	3,175,220.25
11/10/2010	43,026.83	27,468.25	15,558.58	3,147,752.00
12/10/2010	43,026.83	27,602.85	15,423.98	3,120,149.16
2010 Totals	516,321.96	322,366.79	193,955.17	3,120,149.16

1/10/2011	43,026.83	27,602.85	15,423.98	3,092,546.31
2/10/2011	43,026.83	27,873.35	15,153.48	3,064,672.96
3/1/02011	43,026.83	28,009.93	15,016.90	3,036,663.03
4/10/2011	43,026.83	28,147.18	14,879.65	3,008,515.85
5/10/2011	43,026.83	28,285.10	14,741.73	2,980,230.74
6/10/2011	43,026.83	28,423.70	14,603.13	2,951,807.04
7/10/2011	43,026.83	28,562.98	14,463.85	2,923,244.07
8/10/2011	43,026.83	28,702.93	14,323.90	2,894,541.13
9/10/2011	43,026.83	28,843.58	14,183.25	2,865,697.56
10/10/2011	43,026.83	28,984.91	14,041.92	2,836,712.64
11/10/2011	43,026.83	29,126.94	13,899.89	2,807,585.71
12/10/2011	43,026.83	29,269.66	13,757.17	2,778,316.05
2011 Totals	516,321.96	341,833.11	174,488.85	2,778,316.05

1/10/2012	43,026.83	29,269.66	13,757.17	2,749,046.39
2/10/2012	43,026.83	29,556.50	13,470.33	2,719,489.88
3/10/2012	43,026.83	29,701.33	13,325.50	2,689,788.55
4/10/2012	43,026.83	29,846.87	13,179.96	2,659,941.69
5/10/2012	43,026.83	29,993.12	13,033.71	2,629,948.57
6/10/2012	43,026.83	30,140.08	12,886.75	2,599,808.49
7/10/2012	43,026.83	30,287.77	12,739.06	2,569,520.72
8/10/2012	43,026.83	30,436.18	12,590.65	2,539,084.54
9/10/2012	43,026.83	30,585.32	12,441.51	2,508,499.23
10/10/2012	43,026.83	30,735.18	12,291.65	2,477,764.04
11/10/2012	43,026.83	30,885.79	12,141.04	2,446,878.26
12/10/2012	43,026.83	31,037.13	11,989.70	2,415,841.13
2012 Totals	516,321.96	362,474.92	153,847.04	2,415,841.13

1/10/2013	43,026.83	31,037.13	11,989.70	2,384,804.00
2/10/2013	43,026.83	31,341.29	11,685.54	2,353,462.71
3/10/2013	43,026.83	31,494.86	11,531.97	2,321,967.85
4/10/2013	43,026.83	31,649.19	11,377.64	2,290,318.66
5/10/2013	43,026.83	31,804.27	11,222.56	2,258,514.39
6/10/2013	43,026.83	31,960.11	11,066.72	2,226,554.29
7/10/2013	43,026.83	32,116.71	10,910.12	2,194,437.57
8/10/2013	43,026.83	32,274.09	10,752.74	2,162,163.49
9/10/2013	43,026.83	32,432.23	10,594.60	2,129,731.26
10/10/2013	2,140,166.94	2,129,731.26	10,435.68	—
2013 Totals	3,043,730.37	2,778,316.05	111,567.28	—

Grand Total	5,195,071.87	4,162,474.92	878,749.91	—

STELLARIS-US BANCORP -10/08

Compound Period Monthly

Nominal Annual Rate 5.8800%

Amoritzation Schedule

Date	Payment	Principal	Interest	Balance

10/26/2008	—	—	—	3,800,000.00
11/10/2008	43,026.83	24,406.83	18,620.00	3,775,593.17
12/10/2008	43,026.83	24,526.42	18,500.41	3,751,066.75
2008 Totals	86,053.66	48,933.25	37,120.41	3,751,066.75

1/10/2009	43,026.83	24,646.60	18,380.23	3,726,420.15
2/10/2009	43,026.83	24,767.37	18,259.46	3,701,652.78
3/10/2009	43,026.83	24,888.73	18,138.10	3,676,764.05
4/10/2009	43,026.83	25,010.68	18,016.15	3,651,753.37
5/10/2009	43,026.83	25,133.24	17,893.59	3,626,620.13
6/10/2009	43,026.83	25,256.39	17,770.44	3,601,363.74
7/10/2009	43,026.83	25,380.14	17,646.69	3,575,983.60
8/10/2009	43,026.83	25,504.51	17,522.32	3,550,479.09
9/10/2009	43,026.83	25,629.48	17,397.35	3,524,849.61
10/10/2009	43,026.83	25,755.06	17,271.77	3,499,094.55
11/10/2009	43,026.83	25,881.26	17,145.57	3,473,213.29
12/10/2009	43,026.83	26,008.08	17,018.75	3,447,205.21
2009 Totals	516,321.96	303,861.54	212,460.42	3,447,205.21

1/10/2010	43,026.83	26,135.52	16,891.31	3,421,069.69
2/10/2010	43,026.83	26,263.59	16,763.24	3,394,806.10
3/10/2010	43,026.83	26,392.28	16,634.55	3,368,413.82
4/10/2010	43,026.83	26,521.60	16,505.23	3,341,892.22
5/10/2010	43,026.83	26,651.56	16,375.27	3,315,240.66
6/10/2010	43,026.83	26,782.15	16,244.68	3,288,458.51
7/10/2010	43,026.83	26,913.38	16,113.45	3,261,545.13
8/10/2010	43,026.83	27,045.26	15,981.57	3,234,499.87
9/10/2010	43,026.83	27,177.78	15,849.05	3,207,322.09
10/10/2010	43,026.83	27,310.95	15,715.88	3,180,011.14
11/10/2010	43,026.83	27,444.78	15,582.05	3,152,566.36
12/10/2010	43,026.83	27,579.25	15,447.58	3,124,987.11
2010 Totals	516,321.96	322,218.10	194,103.86	3,124,987.11

1/10/2011	43,026.83	27,714.39	15,312.44	3,097,272.72
2/10/2011	43,026.83	27,850.19	15,176.64	3,069,422.52
3/1/02011	43,026.83	27,986.66	15,040.17	3,041,435.86
4/10/2011	43,026.83	28,123.79	14,903.04	3,013,312.07
5/10/2011	43,026.83	28,261.60	14,765.23	2,985,050.47
6/10/2011	43,026.83	28,400.08	14,626.75	2,956,650.38
7/10/2011	43,026.83	28,539.24	14,487.59	2,928,111.14
8/10/2011	43,026.83	28,679.09	14,347.74	2,899,432.06
9/10/2011	43,026.83	28,819.61	14,207.22	2,870,612.44
10/10/2011	43,026.83	28,960.83	14,066.00	2,841,651.61
11/10/2011	43,026.83	29,102.74	13,924.09	2,812,548.88
12/10/2011	43,026.83	29,245.34	13,781.49	2,783,303.54
2011 Totals	516,321.96	341,683.57	174,638.39	2,783,303.54

1/10/2012	43,026.83	29,388.64	13,638.19	2,753,914.90
2/10/2012	43,026.83	29,532.65	13,494.18	2,724,382.25
3/10/2012	43,026.83	29,677.36	13,349.47	2,694,704.89
4/10/2012	43,026.83	29,822.78	13,204.05	2,664,882.12
5/10/2012	43,026.83	29,968.91	13,057.92	2,634,913.21
6/10/2012	43,026.83	30,115.76	12,911.07	2,604,797.45
7/10/2012	43,026.83	30,263.32	12,763.51	2,574,534.13
8/10/2012	43,026.83	30,411.61	12,615.22	2,544,122.52
9/10/2012	43,026.83	30,560.63	12,466.20	2,513,561.89
10/10/2012	43,026.83	30,710.38	12,316.45	2,482,851.51
11/10/2012	43,026.83	30,860.86	12,165.97	2,451,990.65
12/10/2012	43,026.83	31,012.08	12,014.75	2,420,978.58
2012 Totals	516,321.96	362,324.96	153,997.00	2,420,978.58

1/10/2013	43,026.83	31,164.03	11,862.80	2,389,814.55
2/10/2013	43,026.83	31,316.74	11,710.09	2,358,497.81
3/10/2013	43,026.83	31,470.19	11,556.64	2,327,027.62
4/10/2013	43,026.83	31,624.39	11,402.44	2,295,403.22
5/10/2013	43,026.83	31,779.35	11,247.48	2,263,623.87
6/10/2013	43,026.83	31,935.07	11,091.76	2,231,688.80
7/10/2013	43,026.83	32,091.55	10,935.28	2,199,597.24
8/10/2013	43,026.83	32,248.80	10,778.03	2,167,348.44
9/10/2013	43,026.83	32,406.82	10,620.01	2,134,941.62
10/10/2013	2,145,402.84	2,134,941.62	10,461.22	—
2013 Totals	2,532,644.31	2,420,978.58	111,665.73	—

Grand Total	4,683,985.81	3,800,000.00	883,985.89	—

Stellaris LLC 1893801 Sch. 002

Compound Period:	Monthly

Nominal Annual Rate:	4.884%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	3/5/2009	3,023,087.50	1
2	Payment	4/5/2009	56,888.80	60	Monthly	3/5/2014

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	3/5/2009				3,023,087.50
1	4/5/2009	56,888.80	12,303.84	44,584.96	2,978,502.54
2	5/5/2009	56,888.80	12,122.38	44,766.42	2,933,736.12
3	6/5/2009	56,888.80	11,940.18	44,948.62	2,888,787.50
4	7/5/2009	56,888.80	11,757.25	45,131.55	2,843,655.95
5	8/5/2009	56,888.80	11,573.56	45,315.24	2,798,340.71
6	9/5/2009	56,888.80	11,389.13	45,499.67	2,752,841.04
7	10/5/2009	56,888.80	11,203.95	45,684.85	2,707,156.19
8	11/5/2009	56,888.80	11,018.01	45,870.79	2,661,285.40
9	12/5/2009	56,888.80	10,831.32	46,057.48	2,615,227.92
2009 Totals		511,999.20	104,139.62	407,859.58

10	1/5/2010	56,888.80	10,643.87	46,244.93	2,568,982.99
11	2/5/2010	56,888.80	10,455.65	46,433.15	2,522,549.84
12	3/5/2010	56,888.80	10,266.67	46,622.13	2,475,927.71
13	4/5/2010	56,888.80	10,076.92	46,811.88	2,429,115.83
14	5/5/2010	56,888.80	9,886.40	47,002.40	2,382,113.43
15	6/5/2010	56,888.80	9,695.10	47,193.70	2,334,919.73
16	7/5/2010	56,888.80	9,503.03	47,385.77	2,287,533.96
17	8/5/2010	56,888.80	9,310.17	47,578.63	2,239,955.33
18	9/5/2010	56,888.80	9,116.53	47,772.27	2,192,183.06
19	10/5/2010	56,888.80	8,922.09	47,966.71	2,144,216.35
20	11/5/2010	56,888.80	8,726.87	48,161.93	2,096,054.42
21	12/5/2010	56,888.80	8,530.85	48,357.95	2,047,696.47
2010 Totals		682,665.60	115,134.15	567,531.45

22	1/5/2011	56,888.80	8,334.04	48,554.76	1,999,141.71
23	2/5/2011	56,888.80	8,136.42	48,752.38	1,950,389.33
24	3/5/2011	56,888.80	7,938.00	48,950.80	1,901,438.53
25	4/5/2011	56,888.80	7,738.78	49,150.02	1,852,288.51
26	5/5/2011	56,888.80	7,538.74	49,350.06	1,802,938.45
27	6/5/2011	56,888.80	7,337.88	49,550.92	1,753,387.53
28	7/5/2011	56,888.80	7,136.21	49,752.59	1,703,634.94
29	8/5/2011	56,888.80	6,933.72	49,955.08	1,653,679.86
30	9/5/2011	56,888.80	6,730.41	50,158.39	1,603,521.47
31	10/5/2011	56,888.80	6,526.27	50,362.53	1,553,158.94
32	11/5/2011	56,888.80	6,321.29	50,567.51	1,502,591.43
33	12/5/2011	56,888.80	6,115.48	50,773.32	1,451,818.11
2011 Totals		682,665.60	86,787.24	595,878.36

34	1/5/2012	56,888.80	5,908.84	50,979.96	1,400,838.15
35	2/5/2012	56,888.80	5,701.35	51,187.45	1,349,650.70
36	3/5/2012	56,888.80	5,493.02	51,395.78	1,298,254.92
37	4/5/2012	56,888.80	5,283.84	51,604.96	1,246,649.96
38	5/5/2012	56,888.80	5,073.81	51,814.99	1,194,834.97
39	6/5/2012	56,888.80	4,862.93	52,025.87	1,142,809.10
40	7/5/2012	56,888.80	4,651.19	52,237.61	1,090,571.49
41	8/5/2012	56,888.80	4,438.58	52,450.22	1,038,121.27
42	9/5/2012	56,888.80	4,225.11	52,663.69	985,457.58
43	10/5/2012	56,888.80	4,010.77	52,878.03	932,579.55
44	11/5/2012	56,888.80	3,795.56	53,093.24	879,486.31
45	12/5/2012	56,888.80	3,579.47	53,309.33	826,176.98
2012 Totals		682,665.60	57,024.47	625,641.13

46	1/5/2013	56,888.80	3,362.51	53,526.29	772,650.69
47	2/5/2013	56,888.80	3,144.66	53,744.14	718,906.55
48	3/5/2013	56,888.80	2,925.92	53,962.88	664,943.67
49	4/5/2013	56,888.80	2,706.29	54,182.51	610,761.16
50	5/5/2013	56,888.80	2,485.77	54,403.03	556,358.13
51	6/5/2013	56,888.80	2,264.35	54,624.45	501,733.68
52	7/5/2013	56,888.80	2,042.04	54,846.76	446,886.92
53	8/5/2013	56,888.80	1,818.81	55,069.99	391,816.93
54	9/5/2013	56,888.80	1,594.68	55,294.12	336,522.81
55	10/5/2013	56,888.80	1,369.63	55,519.17	281,003.64
56	11/5/2013	56,888.80	1,143.67	55,745.13	225,258.51
57	12/5/2013	56,888.80	916.79	55,972.01	169,286.50
2013 Totals		682,665.60	25,775.12	656,890.48

58	1/5/2014	56,888.80	688.99	56,199.81	113,086.69
59	2/5/2014	56,888.80	460.26	56,428.54	56,658.15
60	3/5/2014	56,888.80	230.65	56,658.15	0.00
2014 Totals		170,666.40	1,379.90	169,286.50

Grand Totals		3,413,328.00	390,240.50	3,023,087.50

This amortization instrument is intended for informational purposes only and may not be used in connection with payoff requests or used to override any end of lease contractual provisions.

Company	Vendor #	Bank Name	Due Date	Payment	Amt

ARB	GEC020	GE Loan	1st	Arrears	349,594.01
ARB	FIF002	Fifth Third	11th	Arrears	19,561.46
STE	KEY015	Key Equipment	24th	Arrears	89,023.06
STE	GEN023	GE Loan	1st	Advance	68,964.64
STE	CAT014	Caterpillar Finance	8th	Arrears	84,967.17
STE	USB003	US bancorp	10th	Arrears	43,026.83
STE	CIT034	Citicapital	1st	Advance	93,769.21
STE	BAN016	B of A	3rd	Advance	57,670.85

ARB, INC-GE LOAN -12/06

Compound Period	Monthly	360	30

Nominal Annual Rate		6.51%

Amoritzation Schedule

Date	Payment	Interest	Principal	Balance

6/30/2008	0.00	0.00	0.00	19,140,992.85
7/30/2008	349,594.01	103,839.89	245,754.12	18,895,238.73
8/30/2008	349,594.01	102,506.67	247,087.34	18,648,151.39
9/30/2008	349,594.01	101,166.22	248,427.79	18,399,723.60
10/30/2008	349,594.01	99,818.50	249,775.51	18,149,948.09
11/30/2008	349,594.01	98,463.47	251,130.54	17,898,817.55
12/30/2008	349,594.01	97,101.09	252,492.92	17,646,324.62
2008 Totals	2,097,564.06	602,895.83	1,494,668.23	17,646,324.62

1/30/2009	349,594.01	95,731.31	253,862.70	17,392,461.92
2/28/2009	349,594.01	94,354.11	255,239.90	17,137,222.02
3/30/2009	349,594.01	92,969.43	256,624.58	16,880,597.44
4/30/2009	349,594.01	91,577.24	258,016.77	16,622,580.67
5/31/2009	349,594.01	90,177.50	259,416.51	16,363,164.16
6/30/2009	349,594.01	88,770.17	260,823.84	16,102,340.31
7/30/2009	349,594.01	87,355.20	262,238.81	15,840,101.50
8/30/2009	349,594.01	85,932.55	263,661.46	15,576,440.04
9/30/2009	349,594.01	84,502.19	265,091.82	15,311,348.22
10/30/2009	349,594.01	83,064.06	266,529.95	15,044,818.27
11/30/2009	349,594.01	81,618.14	267,975.87	14,776,842.40
12/30/2009	349,594.01	80,164.37	269,429.64	14,507,412.76
2009 Totals	4,195,128.12	1,056,216.26	3,138,911.86	14,507,412.76

1/30/2010	349,594.01	78,702.71	270,891.30	14,236,521.47
2/28/2010	349,594.01	77,233.13	272,360.88	13,964,160.59
3/30/2010	349,594.01	75,755.57	273,838.44	13,690,322.15
4/30/2010	349,594.01	74,270.00	275,324.01	13,414,998.13
5/30/2010	349,594.01	72,776.36	276,817.65	13,138,180.49
6/30/2010	349,594.01	71,274.63	278,319.38	12,859,861.11
7/30/2010	349,594.01	69,764.75	279,829.26	12,580,031.84
8/30/2010	349,594.01	68,246.67	281,347.34	12,298,684.51
9/30/2010	349,594.01	66,720.36	282,873.65	12,015,810.86
10/30/2010	349,594.01	65,185.77	284,408.24	11,731,402.62
11/30/2010	349,594.01	63,642.86	285,951.15	11,445,451.47
12/30/2010	349,594.01	62,091.57	287,502.44	11,157,949.04
2010 Totals	4,195,128.12	845,664.40	3,349,463.72	11,157,949.04

1/30/2011	349,594.01	60,531.87	289,062.14	10,868,886.90
2/28/2011	349,594.01	58,963.71	290,630.30	10,578,256.60
3/30/2011	349,594.01	57,387.04	292,206.97	10,286,049.64
4/30/2011	349,594.01	55,801.82	293,792.19	9,992,257.44
5/30/2011	349,594.01	54,208.00	295,386.01	9,696,871.43
6/30/2011	349,594.01	52,605.53	296,988.48	9,399,882.95
7/30/2011	349,594.01	50,994.36	298,599.65	9,101,283.30
8/30/2011	349,594.01	49,374.46	300,219.55	8,801,063.76
9/30/2011	349,594.01	47,745.77	301,848.24	8,499,215.52
10/30/2011	349,594.01	46,108.24	303,485.77	8,195,729.75
11/30/2011	349,594.01	44,461.83	305,132.18	7,890,597.57
12/30/2011	349,594.01	42,806.49	306,787.52	7,583,810.06
2011 Totals	4,195,128.12	620,989.14	3,574,138.98	7,583,810.06

1/30/2012	349,594.01	41,142.17	308,451.84	7,275,358.22
2/28/2012	349,594.01	39,468.82	310,125.19	6,965,233.02
3/30/2012	349,594.01	37,786.39	311,807.62	6,653,425.40
4/30/2012	349,594.01	36,094.83	313,499.18	6,339,926.23
5/31/2012	349,594.01	34,394.10	315,199.91	6,024,726.32
6/30/2012	349,594.01	32,684.14	316,909.87	5,707,816.45
7/30/2012	349,594.01	30,964.90	318,629.11	5,389,187.34
8/31/2012	349,594.01	29,236.34	320,357.67	5,068,829.67
9/30/2012	349,594.01	27,498.40	322,095.61	4,746,734.06
10/30/2012	349,594.01	25,751.03	323,842.98	4,422,891.09
11/30/2012	349,594.01	23,994.18	325,599.83	4,097,291.26
12/31/2012	349,594.01	22,227.81	327,366.20	3,769,925.05
2012 Totals	2,097,564.06	381,243.12	3,813,885.00	3,769,925.05

1/1/2013	349,594.01	20,451.84	329,142.17	3,440,782.89
2/1/2013	349,594.01	18,666.25	330,927.76	3,109,855.13
3/1/2013	349,594.01	16,870.96	332,723.05	2,777,132.08
4/1/2013	349,594.01	15,065.94	334,528.07	2,442,604.01
5/1/2013	349,594.01	13,251.13	336,342.88	2,106,261.13
6/1/2013	349,594.01	11,426.47	338,167.54	1,768,093.58
7/1/2013	349,594.01	9,591.91	340,002.10	1,428,091.48
8/1/2013	349,594.01	7,747.40	341,846.61	1,086,244.87
9/1/2013	349,594.01	5,892.88	343,701.13	742,543.74
10/1/2013	349,594.01	4,028.30	345,565.71	396,978.03
11/1/2013	349,594.01	2,153.61	347,440.40	49,537.62
12/1/2013	349,594.01	268.74	49,537.62	0.00
2013 Totals	4,195,128.12

ARB GE LOAN - AFTER PAYOFF

Compound Period:	Monthly

Nominal Annual Rate:	6.510%

CASH FLOW DATA

	Event	Date	Amount	Number	Period	End Date
1	Loan	3/1/2009	16,264,134.65	1
2	Payment	4/1/2009	334,368.48	1
3	Payment	5/1/2009	334,368.48	1
4	Payment	6/1/2009	334,368.48	1
5	Payment	7/1/2009	334,368.48	1
6	Payment	8/1/2009	334,368.48	1
7	Payment	9/1/2009	334,368.48	1
8	Payment	10/1/2009	334,368.48	1
9	Payment	11/1/2009	334,368.48	1
10	Payment	12/1/2009	334,368.48	1
11	Payment	1/1/2010	334,368.48	1
12	Payment	2/1/2010	334,368.48	1
13	Payment	3/1/2010	334,368.48	1
14	Payment	4/1/2010	334,368.48	1
15	Payment	5/1/2010	334,368.48	1
16	Payment	6/1/2010	334,368.48	1
17	Payment	7/1/2010	334,368.48	1
18	Payment	8/1/2010	334,368.48	1
19	Payment	9/1/2010	334,368.48	1
20	Payment	10/1/2010	334,368.48	1
21	Payment	11/1/2010	334,368.48	1
22	Payment	12/1/2010	334,368.48	1
23	Payment	1/1/2011	334,368.48	1
24	Payment	2/1/2011	334,368.48	1
25	Payment	3/1/2011	334,368.48	1
26	Payment	4/1/2011	334,368.48	1
27	Payment	5/1/2011	334,368.48	1
28	Payment	6/1/2011	334,368.48	1
29	Payment	7/1/2011	334,368.48	1
30	Payment	8/1/2011	334,368.48	1
31	Payment	9/1/2011	334,368.48	1
32	Payment	10/1/2011	334,368.48	1
33	Payment	11/1/2011	334,368.48	1
34	Payment	12/1/2011	334,368.48	1
35	Payment	1/1/2012	334,368.48	1
36	Payment	2/1/2012	334,368.48	1
37	Payment	3/1/2012	334,368.48	1
38	Payment	4/1/2012	334,368.48	1
39	Payment	5/1/2012	334,368.48	1
40	Payment	6/1/2012	334,368.48	1
41	Payment	7/1/2012	334,368.48	1
42	Payment	8/1/2012	334,368.48	1
43	Payment	9/1/2012	334,368.48	1
44	Payment	10/1/2012	334,368.48	1
45	Payment	11/1/2012	334,368.48	1
46	Payment	12/1/2012	334,368.48	1
47	Payment	1/1/2013	334,368.48	1
48	Payment	2/1/2013	334,368.48	1
49	Payment	3/1/2013	334,368.48	1
50	Payment	4/1/2013	334,368.48	1
51	Payment	5/1/2013	334,368.48	1
52	Payment	6/1/2013	334,368.48	1
53	Payment	7/1/2013	334,368.48	1
54	Payment	8/1/2013	334,368.48	1
55	Payment	9/1/2013	334,368.48	1
56	Payment	10/1/2013	334,368.48	1
57	Payment	11/1/2013	334,368.48	1
58	Payment	12/1/2013	334,368.48	1
59	Payment	1/1/2014	125,802.65-	1

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	3/1/2009				16,264,134.65
1	4/1/2009	334,368.48	88,232.93	246,135.55	16,017,999.10
2	5/1/2009	334,368.48	86,897.65	247,470.83	15,770,528.27
3	6/1/2009	334,368.48	85,555.12	248,813.36	15,521,714.91
4	7/1/2009	334,368.48	84,205.30	250,163.18	15,271,551.73
5	8/1/2009	334,368.48	82,848.17	251,520.31	15,020,031.42
6	9/1/2009	334,368.48	81,483.67	252,884.81	14,767,146.61
7	10/1/2009	334,368.48	80,111.77	254,256.71	14,512,889.90
8	11/1/2009	334,368.48	78,732.43	255,636.05	14,257,253.85
9	12/1/2009	334,368.48	77,345.60	257,022.88	14,000,230.97
2009 Totals		3,009,316.32	745,412.64	2,263,903.68

10	1/1/2010	334,368.48	75,951.25	258,417.23	13,741,813.74
11	2/1/2010	334,368.48	74,549.34	259,819.14	13,481,994.60
12	3/1/2010	334,368.48	73,139.82	261,228.66	13,220,765.94
13	4/1/2010	334,368.48	71,722.66	262,645.82	12,958,120.12
14	5/1/2010	334,368.48	70,297.80	264,070.68	12,694,049.44
15	6/1/2010	334,368.48	68,865.22	265,503.26	12,428,546.18
16	7/1/2010	334,368.48	67,424.86	266,943.62	12,161,602.56
17	8/1/2010	334,368.48	65,976.69	268,391.79	11,893,210.77
18	9/1/2010	334,368.48	64,520.67	269,847.81	11,623,362.96
19	10/1/2010	334,368.48	63,056.74	271,311.74	11,352,051.22
20	11/1/2010	334,368.48	61,584.88	272,783.60	11,079,267.62
21	12/1/2010	334,368.48	60,105.03	274,263.45	10,805,004.17
2010 Totals		4,012,421.76	817,194.96	3,195,226.80

22	1/1/2011	334,368.48	58,617.15	275,751.33	10,529,252.84
23	2/1/2011	334,368.48	57,121.20	277,247.28	10,252,005.56
24	3/1/2011	334,368.48	55,617.13	278,751.35	9,973,254.21
25	4/1/2011	334,368.48	54,104.90	280,263.58	9,692,990.63
26	5/1/2011	334,368.48	52,584.47	281,784.01	9,411,206.62
27	6/1/2011	334,368.48	51,055.80	283,312.68	9,127,893.94
28	7/1/2011	334,368.48	49,518.82	284,849.66	8,843,044.28
29	8/1/2011	334,368.48	47,973.52	286,394.96	8,556,649.32
30	9/1/2011	334,368.48	46,419.82	287,948.66	8,268,700.66
31	10/1/2011	334,368.48	44,857.70	289,510.78	7,979,189.88
32	11/1/2011	334,368.48	43,287.11	291,081.37	7,688,108.51
33	12/1/2011	334,368.48	41,707.99	292,660.49	7,395,448.02
2011 Totals		4,012,421.76	602,865.61	3,409,556.15

34	1/1/2012	334,368.48	40,120.31	294,248.17	7,101,199.85
35	2/1/2012	334,368.48	38,524.01	295,844.47	6,805,355.38
36	3/1/2012	334,368.48	36,919.05	297,449.43	6,507,905.95
37	4/1/2012	334,368.48	35,305.39	299,063.09	6,208,842.86
38	5/1/2012	334,368.48	33,682.97	300,685.51	5,908,157.35
39	6/1/2012	334,368.48	32,051.75	302,316.73	5,605,840.62
40	7/1/2012	334,368.48	30,411.69	303,956.79	5,301,883.83
41	8/1/2012	334,368.48	28,762.72	305,605.76	4,996,278.07
42	9/1/2012	334,368.48	27,104.81	307,263.67	4,689,014.40
43	10/1/2012	334,368.48	25,437.90	308,930.58	4,380,083.82
44	11/1/2012	334,368.48	23,761.95	310,606.53	4,069,477.29
45	12/1/2012	334,368.48	22,076.91	312,291.57	3,757,185.72
2012 Totals		4,012,421.76	374,159.46	3,638,262.30

46	1/1/2013	334,368.48	20,382.73	313,985.75	3,443,199.97
47	2/1/2013	334,368.48	18,679.36	315,689.12	3,127,510.85
48	3/1/2013	334,368.48	16,966.75	317,401.73	2,810,109.12
49	4/1/2013	334,368.48	15,244.84	319,123.64	2,490,985.48
50	5/1/2013	334,368.48	13,513.60	320,854.88	2,170,130.60
51	6/1/2013	334,368.48	11,772.96	322,595.52	1,847,535.08
52	7/1/2013	334,368.48	10,022.88	324,345.60	1,523,189.48
53	8/1/2013	334,368.48	8,263.30	326,105.18	1,197,084.30
54	9/1/2013	334,368.48	6,494.18	327,874.30	869,210.00
55	10/1/2013	334,368.48	4,715.46	329,653.02	539,556.98
56	11/1/2013	334,368.48	2,927.10	331,441.38	208,115.60
57	12/1/2013	334,368.48	1,129.03	333,239.45	125,123.85-
2013 Totals		4,012,421.76	130,112.19	3,882,309.57

58	1/1/2014	125,802.65-	678.80-	-125,123.85	0.00
2014 Totals		125,802.65-	678.80-	125,123.85-

Grand Totals		18,933,200.71	2,669,066.06	16,264,134.65

SCHEDULE 9.2

None.